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                    U. S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 10-KSB

(Mark One)
[X]  ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
                                   OF 1934
                 For the fiscal year ended September 30, 1999

[ ]  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
            For the transition period from          to
                                           --------    --------

                      Commission file number       0-17569
                                             -------------------

                                 FIBERCHEM, INC.
                 (Name of small business issuer in its charter)

        Delaware                                84-1063897
     (State or other jurisdiction                (I.R.S. Employer
 of incorporation or organization)              Identification No.)

1181 Grier Drive, Suite B, Las Vegas, Nevada             89119
(address of principal executive offices)               (Zip Code)

Issuer's telephone number: (702) 361-9873

Securities registered under Section 12(b) of the Act:  None

Securities registered under Section 12(g) of the Act:

                                         Common Stock, $.0001 Par Value
                                    -----------------------------------------
                                         (Title of class)

     Indicate by check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO__

     Indicate by check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [ ]

     Issuer's revenues for its most recent fiscal year:  $1,957,110

     The aggregate market value of the voting stock held by non-affiliates computed by reference to the last sale price of such stock on December 23, 1999 of $0.19 was $6,451,593.

     As of December 23, 1999, the Issuer had 40,126,538 shares of Common Stock, par value $.0001 per share, outstanding.

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ITEM 1.  DESCRIPTION OF BUSINESS

(a) BUSINESS DEVELOPMENT

     FiberChem, Inc. ("FiberChem," the "Company" or "FCI") was formed on April 6, 1987, under the name Tipton Industries, Inc. ("Tipton"). On December 18, 1987, Tipton acquired all of the issued and outstanding stock of FiberChem, Inc., a New Mexico corporation, for approximately 79% of Tipton's Common Shares. The transaction was accounted for as a reverse purchase of Tipton by the Company. Pursuant to stockholder approval on December 21, 1988, Tipton and FiberChem (New Mexico) were merged into the Company, a newly formed Delaware corporation, which changed its name to FiberChem, Inc.

         From inception through the period ended September 30, 1999, the Company and its wholly-owned subsidiary FCI Environmental, Inc. ("FCI Environmental") have operated in the same industry segment.

     The Company announced on December 6, 1999 that it has executed a definitive Agreement with Intrex Data Communications Corp. ("Intrex") of Vancouver, British Columbia, to combine the businesses of FiberChem and Intrex. Under the terms of the Agreement, the shareholders of each company will own an equal share of the combined company, to be renamed DecisionLink, Incorporated.

     Intrex is a private company and its proprietary Internet and communications technology provides customers with a real-time system for communicating data to or from remote or mobile assets using wireless, satellite or cellular data systems. A report on Form 8-K describing the Agreement was filed on December 27, 1999.

     This report includes forward-looking statements relating to the Company's operations that are based on Management's and third parties' current expectations, estimates and projections. These statements are not guarantees of future performances and actual results could differ materially. The statements in this report regarding FCI's proposed business combination with Intrex, the combined entity's delivery of services over the Internet and the size of the market for the combined company's services, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, FCI's ability to complete the combination, the combined entity's ability to market its services using the two companies' technologies, the timely development and acceptance of new products, final promulgation and enforcement of regulations, the impact of competitive products and pricing, the timely funding of customer's projects, customer payments to the Company and other risks detailed from time to time in the Company's SEC reports.

(b)  BUSINESS OF ISSUER

     FiberChem develops, produces, markets and licenses its patented fiber optic chemical sensor ("FOCS-Registered Trademark-") technology which detects and monitors hydrocarbon pollution in the air, water and soil. The Company has developed a range of products and systems based on FOCS-Registered Trademark-, which provide IN SITU and continuous monitoring capabilities with real-time information. The Company also is developing a range of sensor products based on its Sensor-on-a-Chip-Registered Trademark- technology for a wide variety of environmental, consumer, commercial, industrial, automotive and military applications.

     Since its inception in 1987, FiberChem has invested in excess of $25 million in research and development relating to a wide range of technologies, and has focused on products for environmental monitoring and industry. During the last several years, a de-emphasis of environmental issues in Congress has resulted in delays in enactment and enforcement of the regulatory climate upon which the Company's future prospects were at least partially dependent. Several federal and state programs were not re-authorized or funded. Similar to companies in the electric vehicle or alternative fuels arenas, FiberChem found that many of its expected opportunities had evaporated, at least for the foreseeable future. Consequently, FiberChem's Management identified market segments that were driven by other forces. Notwithstanding the slowdown at the Federal level, the Company recognized that certain States represented opportunities for aboveground tank leak detection and set about getting its sensor products specified. At the same time, the phase-out of Freon-Registered Trademark- presented the Company with an opportunity to establish its technology as the preferred


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replacement for the existing Freon-Registered Trademark-/Infrared method for measurement of total petroleum hydrocarbons (TPH) in process water streams.

     During this refocusing process the Company also substantially enhanced the value of its development initiatives with Texas Instruments, Inc. ("TI") for its Sensor-on-a-Chip-Registered Trademark-. By working together with the Optoelectronic Group within TI's Semiconductor Group, then with its successor company, Texas Advanced Optoelectronic Solutions, the Company has expanded the scope of the joint marketing activity in the chemical sensor marketplace. The short-term result from this process has been development work on a number of new products, including a gasoline vapor sensor, a carbon monoxide sensor, a flammable gas sensor, a breath alcohol sensor and sensors for the detection of toxic gasses.

     See "Business-Sensors."

 PRODUCTS AND APPLICATIONS

     The PetroSense-Registered Trademark- product line includes a continuous monitoring system ("CMS-5000") designed for IN-SITU measurement of petroleum hydrocarbons in a wide variety of applications including leak detection at aboveground storage tank ("AST") and underground storage tank ("UST") sites, monitoring of soil and water remediation processes and fence line monitoring at contaminated sites. A CMS system typically sells for between $15,000 and $50,000.

     The CMS-4000 can be used to continuously monitor hydrocarbon levels in applications such as storm water and waste water around industrial facilities. The CMS-4000 is available with analog outputs for use in industrial applications where some control functions need to be performed.

     The use of on-board modems allows both versions of the CMS to warn of alarm conditions through remote communication. Conversely, the unit itself can be interrogated remotely to provide retrieval of logged data, status and service information. This is particularly important for unmanned sites.

     Up to sixteen of the Company's Digital Hydrocarbon Probes ("DHPs") can be interfaced to the CMS-5000 to allow monitoring at several different locations within a site. The DHP typically sells for about $4,000. The DHP can also be used as a standalone product to interface with existing data loggers that use the environmental industry standard communications protocol (referred to as Standard Digital Interface ("SDI-12")). A second version of the DHP has been developed by the Company. This product uses the RS-485 communications protocol, allowing direct interface with computers and programmable logic controllers for other industrial applications.

     The OilSense-Registered Trademark--4000 was specifically developed to address the produced and process water market, both offshore and onshore. It is a version of the CMS-4000 specially developed for highly contaminated streams where there is a need for automatic cleaning of the sensor based on preprogrammed parameters. It incorporates modems for remote communication and has a 4-20 mA output for control loop purposes. The OilSense-Registered Trademark--4000 sells for $20,000 to $35,000 depending upon its hazardous area certification.

     The PetroSense-Registered Trademark- Portable Hydrocarbon Analyzer ("PHA-100") is a hand-held instrument using an analog hydrocarbon probe which can measure hydrocarbons in the air, soil and in or on water. The PHA-100 typically sells for about $6,900. The microprocessor in the instrument converts the data generated by the probe into a parts per million ("ppm") reading. The user can store the reading for retrieval or can print the data on an external printer after as many as 100 separate measurements are completed. Recent improvements in calibration have expanded the effective range for the PHA-100 down to the parts per billion ("ppb") range (in water) for benzene, toluene, ethyl benzene and xylene ("BTEX"), common petroleum hydrocarbon components of gasoline, diesel and jet fuel. Applications for the PHA-100 include quarterly monitoring of AST and UST sites and pipelines, the detection of contamination levels of soil and general environmental monitoring.

     A version of the PHA-100, known as the PHA-100W, has been developed for applications where hydrocarbons need to be monitored in water alone. The unit sells for $6,250. It is designed for applications such as breakthrough from remediation processes, monitoring of bodies of water, process water, waste water and storm water.


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     A third version of the PHA-100 is the PHA-100WL. It is specifically designed for measuring total petroleum hydrocarbons ("TPH") in produced water at offshore petroleum production platforms and is designed to imitate the operation of the infrared analyzer used in the existing Freon/Infrared method. It typically sells for $6,375.

     The PetroSense-Registered Trademark- Field Kit is a product that is an integral part of each of the CMS, PHA-100 and DHP. The field kits contain pre-mixed calibration solutions, manufactured to ISO 9001 standards and traceable to the National Institute of Standards and Technology standards, that are used to calibrate the hydrocarbon probes and accessories such as cleaning solutions, computer and power adapters, and disposable calibration vials and tubes for the customer's convenience. The pre-mixed standards are available at three hydrocarbon concentrations and represent continuing revenue potential for the Company. A vapor calibration procedure has been developed for soil gas applications. A field kit for the CMS-5000 contains a few months' worth of supplies and the field kit for the DHP probes contains a 30-day supply. In addition, refill kits are available to replenish each field kit on an "as needed" basis.

     The Company has pursued federal, state and local approvals for its products. In November 1994, the Company received Underwriters Laboratories approval for its product line in the United States and Canada. In April 1995, the Company received notification from KEMA, an authorized certification body for Europe, that its products had met their highest standard for intrinsic safety (CENELEC), and, as such, were approved for use in all hazardous environments including offshore platforms. The products have also been designed and tested to meet European Union CE Mark standards which went into effect January 1, 1996 for the European Community.

     Both the Company's PHA-100 and DHP have been extensively tested by Ken Wilcox Associates, Inc. ("KWA"), an independent testing laboratory, in accordance with EPA protocols. These evaluations meet the requirements of the EPA for external vapor-phase leak detection systems and liquid-phase out-of-tank product detectors. KWA also certified that the data produced by the Company's products was equivalent to the EPA's standard method for groundwater analysis.

     The Company's products are included in the EPA's Office of Underground Storage Tanks list of products meeting certain minimum third-party certification guidelines, both for vapor and liquid product detection. In addition, the Company has received written or verbal assurance that its products meet the requirements of 47 states. Certain states rely on the EPA list and certain others have no specific requirements.

     The Company's CMS-5000 product line has been third-party certified for use for AST leak detection in Florida. As a result, FCI Environmental is the only company at this time to have an AST continuous leak detection product approved for all types of sites by the Florida Department of Environmental Protection ("DEP").

     An application of the FOCS-Registered Trademark- technology has been introduced to replace a Freon-Registered Trademark- extraction method of analysis currently used on offshore oil production platforms. EPA regulations require oil companies to monitor the hydrocarbon content in water returned to the ocean during the oil production process. The conventional Freon-Registered Trademark- method involves periodic sampling of produced water output and analysis of the samples in the oil production platform's laboratory. The Company's products can be used to monitor the water output continuously, thereby achieving a significant reduction in cost for the operator, both by eliminating the use of Freon-Registered Trademark- and by optimizing the usage of chemical agents used to facilitate removal of oil from produced water. Some operators see the opportunity to minimize downtime in bad weather by continuously monitoring the produced water even when the platform has been evacuated.

THE TECHNOLOGY

     The Company's FOCS-Registered Trademark- technology, which is proprietary and patented, is at the center of the Company's products. FiberChem manufactures a probe which contains a short length (approximately 5 cm) of fiber optic cable. Commercially produced fiber optic cable is coated to keep all wavelengths of light contained. The Company treats the fiber optic cable with the FOCS-Registered Trademark- technology, modifying the cable's coating to permit a certain amount of light to be lost when it comes into contact with hydrocarbon molecules. The resulting change in light transmission is then recorded and transmitted by the probe either to one of the Company's monitoring devices (see "Products and Applications" above) or to other industry standard devices. The Company's devices measure changes in parts per million or, in some


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instances, in lesser concentrations. Up to 16 probes can be linked together to provide a continuous monitoring system for various types of sites, including USTs, ASTs, remediation sites, pipelines and offshore oil production platforms.

     The FOCS-Registered Trademark- technology has been further developed through a joint venture with TI to produce Sensor-on-a-Chip-Registered Trademark-, a new generation of semiconductor-based sensor products. The market for these chip-based sensors is represented by customers in the consumer, commercial, industrial, automotive and military fields. Often development costs are partially covered by a customer in exchange for some level of exclusivity. See "Business- Sensors" for a description of chip based sensor products.

     The Company believes that its patents and patent applications, coupled with the trade secrets, proprietary information and experience in development provide the Company with a competitive advantage. The Company applies for certain international patent rights in addition to United States patent rights as deemed appropriate. Sensor technologies are also protected in the United States by registered trademarks.

THE MARKET

     FiberChem's primary markets and potential markets are the petroleum production, refinery and distribution chain. Major oil companies, distributors and retailers of gasoline, diesel and aircraft fuel are important potential customers. Other important markets and customers include remediation companies, environmental consultants, shipping ports, airports and military bases together with regulatory agencies. The markets for sensors transcend the petroleum hydrocarbon marketplace, are very diverse and are addressed directly by Company personnel. The Company is not dependent on any one major customer.

CUSTOMERS AND DISTRIBUTORS

ABOVEGROUND STORAGE TANK MARKET

     The Company had a Strategic Alliance (the "Alliance") for the Aboveground Storage Tank (AST) market with Whessoe Varec, Inc. from June 30, 1996 until July 26, 1999, when the agreement was mutually terminated, as described below. The primary target for the Alliance had been the Florida AST market. On July 13, 1998, after a four year process, the State of Florida passed into law its new storage tank regulations. Under the law, the regulated community has various options for compliance. The lowest cost option for larger tanks is believed to be an internal tank liner with an external, certified, continuous leak detection device. Currently, the Company's PetroSense-Registered Trademark- product line is the only continuous leak detection device certified for use at all such sites. Compliance is required by December 31, 1999.

     In February 1999, Whessoe Varec and FCI targeted customer sites with over 700 tanks. These sites include coastal bulk storage, inland jobbers, industrial, military, airports, power generation and government facilities. In addition to these targeted accounts, there is a secondary market of unlined tanks which is yet to be qualified. Florida DEP held its annual conference during May 1999 in Tampa and Daytona Beach to update the tank community about its requirements for compliance by December 31, 1999 and its commitment to that compliance date. Some companies have been operating on the assumption that there would be a delay in the enforcement process, but Florida DEP remained firm in its commitment, while redefining compliance as having placed orders for approved equipment by December 31, 1999. Marathon/Ashland, Miami International Airport, Tampa Airport, Orlando Airport, West Palm Beach Airport, City of Lakeland, and Motiva (Texaco) have recently purchased FCI's PetroSense-Registered Trademark- equipment. Florida Power, GATX and Motiva (Shell) have added tanks or locations to their installed base. These orders and commitments represented over $1,000,000 in revenue to FCI. There is usually about a six to eight week delay between order and installation, and therefore full revenue recognition. Management believes that through the compliance date of December 31, 1999, (compliance now being defined as having placed orders for approved equipment by the deadline), the majority population of the regulated community which has not yet taken action to achieve compliance will be motivated to comply, with the result being significant revenues to the Company from this market through at least the third fiscal quarter of 2000. Other companies including Coastal Fuels, Petroleum Fuels (Jacksonville) and Air Kaman (Jacksonville) have also placed new orders for the Company's products.


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OFFSHORE PRODUCED WATER MARKET

     For the past 15 or so years, tests to determine the TPH content of certain process water streams returned to the ocean from offshore platforms ("produced water") have been carried out by extracting water samples with Freon-Registered Trademark- and analyzing the resultant extract by infrared spectroscopy ("IR"). With the diminution of its availability and increase in its price, coupled with wide spread concern as to its threat to the Earth's ozone layer, Freon-Registered Trademark- and the Freon-Registered Trademark-/IR method are now viewed as requiring replacement.

     Of the various other methods currently offered, the Company believes that its FOCS-Registered Trademark- technology offers the best alternative in terms of correlation with the IR method, ease of use, features, benefits and cost and freedom from solvent use. The Company offers two different products to this marketplace. The OilSense-Registered Trademark--4000 is a continuous unit which can operate unattended. It offers a 4-20 mA output and can be interrogated and programmed remotely via modem. It operates for at least 30 days between routine service. At $20,000 to $35,000, it offers good value where manpower is at a premium. The OilSense-Registered Trademark--4000 can also be integrated into the process of treating the produced water stream to automatically optimize the use of water treatment chemicals and can continue operating where platforms are currently shut down due to adverse weather conditions. The PHA-100WL is a single measurement analyzer which directly replaces the Freon-Registered Trademark-/IR method. Its FOCS-Registered Trademark- sensor directly measures TPH in water samples, according to a simple procedure. At $6,375 it offers a direct replacement for the Freon-Registered Trademark-/IR method without the use of Freon-Registered Trademark- or other chemicals.

     There are about 3,500 platforms in the Gulf of Mexico and a similar number in the rest of the world, mainly in the North Sea, Middle East, South China Sea and offshore West Africa. It appears that each of these regions conforms to similar regulations. This market represents a window of opportunity that will remain open until the IRs are replaced over the next two years or so.

     While the development of the offshore market for the Company's OilSense-Registered Trademark--4000 and PHA-100WL continued to be slower than originally anticipated, by the end of the reporting period there were indications that the situation was improving. The combination of the lack of availability of Freon-Registered Trademark- and higher oil prices generated new orders for the Company. CNG Producing Company has placed a blanket order for portable units for twelve of its Gulf of Mexico platforms. This brings the number of customers to seventeen and the number of units to well over 60. Amoco, Spirit Energy 76 (Unocal) and Pennzoil have committed to the use of the Company's products on their platforms in the Gulf of Mexico. Spirit Energy has installed 19 PHA-100WLs and Amoco has installed the Company's OilSense-Registered Trademark--4000 and PHA-100WLs at 9 of its more than 25 sites. During December 1998, Pennzoil placed its first order for the Company's PHA-100WLs for 2 of its 15 sites. The recently reported potential link between the chemical n-hexane and the incidence of brain cancer at a now closed research laboratory in Naperville, Illinois, has brought into question the adoption by some operators of the EPA's standard reference method which proposed the use of n-hexane as a replacement for Freon-Registered Trademark- for use in reference lab environments. This would eliminate the one serious competitor to the Company's portable unit and would impact on some of the larger operators in the Gulf and elsewhere. Merger activity among the major oil companies continues to slow installations, but is not believed to have significantly affected the size of the opportunity.

     After the end of the reporting period, new orders were received from Amoco, Spirit Energy 76, (4 units), Murphy Oil, (4 units) and Santa Fe Resources.

     The Company is continuing its marketing efforts in other major offshore production areas such as the North Sea and the Persian Gulf. During January 1999, the Company received its first order from Oman.

EXCLUSIVE DISTRIBUTION AGREEMENT WITH UNIVERSAL ELECTRONICS & COMPUTERS, INC.

     On February 7, 1995, FCI Environmental entered into a two-year exclusive distribution agreement with Universal Electronics & Computers, Inc. ("UECI"), a corporation of the Republic of China (Taiwan). Pursuant to the agreement, FCI Environmental agreed to provide UECI with certain environmental products, accessories and parts, and UECI agreed to act as an independent contractor of FCI Environmental to promote and sell such products exclusively in the Republic of China. The agreement automatically renewed for another two years. Projects with China Petroleum and the


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ROC military are ongoing and other projects are pending. UECI has purchased in excess of $200,000 of the Company's products. UECI is currently involved with introduction of FCI products into the People's Republic of China where there is a large potential project for underground storage tank leak detection. UECI was successful in introducing the Company's products to China Petroleum Corp, which bought 14 portable units and to Formosa Plastics which purchased 3 units, during the reporting period.

AGREEMENT WITH SENVECO OY, FINLAND

     In November 1996, the Company was advised that its proposed joint venture in Finland had received funding authorization from the Finnish government. A new company, Senveco Oy ("Senveco"), was formed, owned 75% by Finnish interests including the Company's existing distributor, and 25% by the Company. Senveco offers sales, service, technical support and consulting services for FCI's products and for complementary products from other manufacturers.

     Senveco's region consists of Finland, the Baltic States, and Northwest Russia including the key areas of the Kola Peninsula where existing pollution appears to warrant substantial cleanups of soil and water. Senveco also provides technical support to the Company's European distribution network and in the Middle East.

     In October 1997, the Company was advised that Senveco had been selected for an European Union Baltic Intereg contract to provide consulting and monitoring services to locate "hot spots" of pollution in the Kola Peninsula region of Russia. The contract has not yet been funded and recent events in Russia bring into doubt whether these contracts will actually become effective. As a result, the Company divested itself of its interest in Senveco, which remains an authorized distributor.

MARKET DEVELOPMENT AGREEMENT WITH MITSUI MINERAL DEVELOPMENT ENGINEERING CO.,
LTD.

     On May 31, 1995, the Company, through FCI Environmental, entered into a two-year joint market development agreement with Mitsui Mineral Development Engineering Co., Ltd. ("MINDECO") pursuant to which the Company and MINDECO were developing the Japanese market for the Company's products, initially limited to petroleum hydrocarbon products. The agreement lapsed during Fiscal 1999.

EXCLUSIVE REPRESENTATIVE AGREEMENT WITH SHINHAN SCIENTIFIC CO., LTD.

     On February 9, 1995, FCI Environmental entered into a two-year exclusive representative agreement with Shinhan Scientific Co., Ltd. ("Shinhan"), a corporation of the Republic of Korea, which agreement was automatically extended for an additional two year period ending February 9, 1999. Pursuant to the agreement, FCI Environmental agreed to provide environmental products, accessories and parts to Shinhan, and Shinhan agreed to act as an independent contractor of FCI Environmental to promote and sell such products exclusively in the Republic of Korea. Shinhan is actively involved in the developing UST regulatory process in the Republic of Korea and has made initial sales to indigenous oil companies. To date, the agreement has not resulted in material revenues for the Company. The slowdown in the Asian economies may further delay significant revenues, although recently, activity has picked up with a sale made to a key regulatory agency.

SIPPICAN

     The Company had a licensing agreement with Sippican Corporation of Marion, MA, a defense contracting company which had planned to move into the environmental market, but reversed its course. The Company and Sippican negotiated a position allowing Sippican to transfer its rights to a third party, while minimizing the potential for competition to the Company from Sippican or others. Those rights have been transferred to Osmonics, Inc., a leading supplier of potable water equipment to the beverage industry and the water utility market. Neither agreement has resulted in significant revenues for the Company to date.

COMPETITION


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     In the opinion of Management, the primary bases of competition in the markets for the Company's products are the distinctive and special qualities of the products, their reliability, ease of use and price.

     Management believes that the distinctive capabilities of the Company's FOCS-Registered Trademark- technology provide competitive advantages in its markets. The Company is unaware of any other product in the marketplace, that can monitor petroleum hydrocarbons at all three desired monitoring points, i.e., the vapor area above the water body, the floating hydrocarbons at the water/air interface and the hydrocarbons dissolved in the water. Management believes that this capability, coupled with the FOCS-Registered Trademark-'s rapid response time and reversibility (the ability to measure both increasing and decreasing levels of pollutants), together with its response to a wide variety of petroleum hydrocarbons including gasoline, diesel and jet fuel, provide the Company with a competitive advantage. In particular, the wide dynamic range of the measuring technology allows the detection of new leaks on top of old contamination. Management believes that the Company's Florida certification is a direct result of this capability.

     Most tank leak detection methods currently in use are periodic tests. The early warning and early detection of leaks provided by the Company's continuous monitoring systems enable users to minimize environmental damage, liability and cleanup costs relating to leaks that might otherwise occur and remain undetected between periodic tests. In addition, the Company's products permit tanks to be evaluated without being taken out of service, whereas, many competing methods require that tanks be taken out of service for a period of time. The AST leak detection market requires regulations to be enforced to exist. End users usually do not purchase leak detection equipment except for regulatory compliance. However, when regulations are promulgated, and when deadlines are set and enforced, the result can be a significant opportunity to supply products to the regulated community in a readily definable period of time. This is, in fact, the situation in the Florida AST market. Companies have to be in compliance by December 1999. Of the three options - continuous leak detection, double bottomed tanks and dike liners - continuous leak detection is by far the lowest cost. Further, to be a supplier for each of the three options, products have to be certified or approved. In the case of leak detection, a stringent third-party testing process is required prior to acceptance. Only certified products from suppliers who have passed acceptance are considered when compliance plans are reviewed by Florida DEP. To date, only the Company's PetroSense-Registered Trademark- product line has been approved for continuous detection of leaks from ASTs at all sites, although there can be no assurance that other products will not be approved.

     Competitors such as Tracer Research, Inc. (Tucson, AZ) and NESCO, Inc. (Tulsa, OK) offer products which provide competition in certain situations. Tracer Research, Inc. has received approval by Florida DEP for its periodic leak detection system for ASTs. The approval is conditional in that it specifies certain operating conditions which must be met. There is a specified inoculation period during which the tank is essentially out of service. This is followed by sampling vapor wells and the site for presence of the tracer. These samples are analyzed off site. Use of this technique is conditional upon maintaining the specified inoculation time and testing only when ground water levels allow. The test has to be performed every thirty days. The Company believes these conditions of use provide a competitive advantage to continuous PetroSense-Registered Trademark- products, since groundwater levels often reach the tank bottom during rainy periods in low lying coastal areas such as Florida. This is also true of Sensorcomm, of Bartlett, TN, which recently received conditional approval for relatively clean sites. Their approval is based on specific site conditions, including tank foundation materials, groundwater level, and prior contamination limits.

     NESCO, Inc. markets a competitive leak detection product line mainly to the military marketplace. Its acceptance in the commercial arena has been limited by its use of a pumping system to draw samples of vapor to the sensor device. High groundwater levels can fill the sample tubes with water and shut down the system. The sensor device is limited to detection of lower levels of hydrocarbons and has not been approved for use in Florida for contaminated sites where higher levels of hydrocarbons already exist. As a result, it is not a competitor for the Florida AST market.

     The Company's PetroSense-Registered Trademark- product line monitors continuously and detects the level of petroleum hydrocarbons whether the sensor is in a wet or dry environment.

     Many competing methods used to detect and quantify the presence of petroleum hydrocarbons in the field (e.g., for groundwater monitoring wells, soil remediation sites, process streams and waste water streams) consist of extracting a sample, then analyzing the sample using field or laboratory analytic instruments such as gas chromatographs. This process may take several days. The Company's products provide IN-SITU, real-time results with accuracy closely correlating with laboratory results. Additionally, the products' analog outputs offer the capability to provide feedback loops for process control. Turner Designs (Sunnyvale, CA), Filco (Lafayette, LA) and Wilks (Norwalk, CT) also offer alternatives to the Freon-Registered Trademark-/IR method, sometimes by the use of hexane or other solvents as an extrant. Management believes that the technology of each is limited and in each case these competitors do not provide the full line of both portable and continuous monitoring products offered by the Company.

     The offshore produced water market exists because Freon-Registered Trademark- is no longer manufactured under the Montreal Protocol. The acceptance of a replacement technology is dependent on the increasing cost and lack of availability of Freon-Registered Trademark-, together with economic conditions such as the price of oil.

     In each market, the competition to the Company's products utilizes direct selling through its own sales force and through manufacturers representatives.

GOVERNMENT REGULATION

     In the United States, numerous environmental laws have been enacted over the last three decades. These include the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Conservation and Liability ("Superfund") Act, the Clean Air Act, the Clean Water Act, the National Environmental Policy Act which established the EPA and others. The Clean Air and Clean Water Acts require measurement, monitoring and control of municipal, industrial and other discharges of hydrocarbons and numerous other substances including heavy metals, toxic gases, chlorinated solvents and fertilizer and pesticide residues.

     Many of the Company's early sales projections were made with the assumption that, at the Federal level, there would be a strong regulatory climate on matters involving the environment. In recent years, however, with the Congressional de-emphasis of environmental matters, and the accompanying delays in enactment and/or enforcement of environmental mandates, these projections turned out to be optimistic, at least in their timetable. Consequently, FiberChem's management identified market segments that were driven by other forces. Notwithstanding the slowdown at the federal level, the Company recognized that the States represented a short-term opportunity for aboveground tank leak detection and set about getting its sensor products specified. At the same time, the phase out of Freon-Registered Trademark- presented the Company with an opportunity to establish its technology as the preferred replacement for the existing Freon-Registered Trademark-/Infrared method for measurement of total petroleum hydrocarbons (TPH) in process water streams.

     Although present federal laws do not require leak detection for ASTs, many state and local governments have enacted or are considering regulations requiring leak detection for ASTs. Two pieces of legislation are pending before Congress, and the EPA has proposed a collaboration with the American Petroleum Institute ("API") on voluntary AST programs in which leak detection is a significant factor. As part of this collaboration, API conducted a test of leak detection equipment at an operating tank farm. The Company's products and those of two other companies were selected for this evaluation. The results are scheduled to be released within the next few months. The State of Florida has perhaps the most stringent regulations and FCI is the only company to have certification for the continuous monitoring of all uncontaminated and contaminated sites in Florida. Other states are expected to follow Florida and promulgate AST regulations. Virginia promulgated its own similar regulations during 1998. Pennsylvania, New Jersey, Minnesota, and Wisconsin have also promulgated regulations.

INTERNATIONAL REGULATORY ACTIVITY

     Several countries have environmental laws or regulations in place or being implemented that affect the market for the Company's products. Belgium has a new environmental law that regulates retail gas stations. Canada's Ontario Province has an AST regulation in process. The Republic of South Korea has a UST law which is currently being implemented. Taiwan has committed to significant expenditure for environmental clean up. Finland has proposed leak detection for retail gasoline stations and has recently promulgated clean up regulations backed by government funding for the clean up of contaminated retail sites in the country. The Company is working with its international distributors and others to promote the Company's products and enhance its name recognition in these countries so that the Company's products are taken into consideration when legislation and regulations are promulgated. The slowdown in the Asian and Russian economies has delayed some of these projects.

MANUFACTURING

     The Company manufactures the FOCS-Registered Trademark- sensors and probes at its facilities located in Las Vegas, Nevada. Printed circuit boards incorporated in the Company's products are fabricated and assembled by other companies using high quality commercially available components.

The PHA-100 component parts and subassemblies are purchased by the Company, and final assembly and testing is also performed in house. The data logging and control instruments incorporated in the CMS systems are commercially available from a number of manufacturers; however, the Company has chosen one primary supplier, and integrates the instrument with the Company's DHP, operating and control software, personal computers and peripheral devices such as alarms. Accessory kits are configured by the Company using both commercially available and specially manufactured components.

     During 1998 the Company began a certification process for ISO 9001, the international standard for the maintenance and improvement of product quality. Due to reductions in personnel during Fiscal 1998 and 1999, the certification process has been delayed. Certification is expected to be completed during Fiscal 2000.

RESEARCH AND DEVELOPMENT

DEVELOPMENT AGREEMENTS WITH IWACO (HOLLAND)

     The Company's Port of Rotterdam projects with the Dutch engineering firm IWACO are ongoing. The Company has become an equal partner in both IWACO programs relating to bioremediation and monitoring technologies. The Company benefits from access to data, technology, resources and personnel of the programs' member companies which include TNO, the Dutch national research organization, Shell International Products and Solvay S.A. In the event one of the bioremediation technologies is selected for use, there would be a significant need for monitoring instrumentation to ensure long-term satisfactory operation. Evaluation of the various bioremediation technologies will continue into calendar 2000. The technology development program is aimed at improving the selectivity and sensitivity of the Company's products, and could open up large new markets if successful.

DEVELOPMENT AGREEMENT WITH TNO

         The Company has been invited to enter into a development agreement with the Dutch government research agency TNO to cooperatively develop sensors based on its FOCS technology for certain chemical compounds that cause off-taste in some foods and beverages. The Company, TNO, the Dutch government and Coca Cola (Holland) are to be co-funders of this project.

SENSORS

     The sensors market represents the Company's largest potential market, primarily because applications for sensors are much wider than those for the Company's environmental products. Developed in cooperation with Texas Instruments with the technology patented by FCI, sensors have the potential to exploit a wide range of consumer, industrial, commercial, automotive, military and medical products.

     This new concept, based on an optical platform that is essentially a double beam spectrometer on a plug-in base in a standard 20-pin integrated circuit package, utilizes standard TI components for ease of design compatibility. These devices incorporate waveguides onto which a chemical matrix may be coated. The chemical matrix is usually developed by the Company. The presence of a chemical analyte which causes a change in the refractive index, absorption or fluorescence of the waveguide material results in a change which can be detected, measured and related to concentration of the analyte, whether in the aqueous or gaseous phase.

     While these sensors can be used in hardware currently under development at the Company, e.g., portable dosimeter devices as well as continuous monitoring probes and associated hardware, the primary application for these

Sensors-on-a-Chip-Registered Trademark- lies in the OEM marketplace. This market is characterized by clients who have needs or wants for sensors that give their products an advantage in their marketplace.

     Examples of ongoing developments include:

         -        a gasoline vapor sensor for a gasoline retailing application

         - a carbon monoxide sensor for residential, medical and automotive use

         - sensors for the detection of toxic gasses and chemical warfare agents

         -        a fuel/air ratio sensor for automotive use

         - a fail-safe flammable gas sensor for a household appliance control system

         - a breath alcohol sensor for an ignition interlock device for automotive use

     These applications represent sensors with selling prices anticipated to be in the $5 to $150 range depending upon application and volume.

        The Company has sold 10,000 of the Sensor-on-a-Chip devices to Industrial Scientific Corp. for use with its own proprietary coating for a health and safety application.

     The Company also has invented a proprietary method of analysis for chemical and biological molecules which is essentially a solid state version of the well-known immunoassay technology. This technology was borrowed from the medical community and applied to environmental monitoring. The Company's invention of a single-step immunoassay has potential application to sensor development in areas previously relegated to expensive and slow laboratory analysis. When applied to the Sensor-on-a-Chip-Registered Trademark- this technology could provide a range of sensors and hardware products which could substitute for laboratory analysis in the biomedical and biological analysis marketplace. As an example, the Company recently demonstrated an immunoassay for cocaine and other drugs of abuse that reached a detection limit of 400 parts per trillion.

TEXAS INSTRUMENTS, INC. ("TI")

     On June 15, 1995, the Company entered into an intellectual property license agreement and a cooperative development agreement with TI. Under the License Agreement, TI licensed the Company's patented FOCS-Registered Trademark- for use with TI's optoelectronics technology. The Company granted TI an exclusive worldwide royalty-bearing license to develop, produce and market chip-based chemical sensors for specific applications. In exchange, TI granted the Company a non-exclusive worldwide royalty-bearing license to certain TI technology. The license agreement terminates when the last Company or TI patent concerning the technology under the license agreement expires. The License Agreement and Cooperative Development Agreement replaced similar agreements between the Company and TI, entered into in January 1992, with a goal of miniaturizing the Company's FOCS-Registered Trademark- technologies into microchip sensors. This development work with TI is also the basis for the Sensor-on-a-Chip-Registered Trademark- product which is the subject of the joint development agreement with Gilbarco described below. The Company has been granted a United States patent on chip-based sensors in general and has applied for a patent on a chip-based toxic gas sensor.

     Under the cooperative development agreement, the Company and TI agreed to design and develop certain custom FOCS-Registered Trademark- based sensors for TI's exclusive use. The first chip-based sensor was developed for carbon monoxide (CO). Changes in the UL Standard for residential CO detectors and significant changes in market dynamics adversely impacted on the introduction of this product by TI. However, the Company is pursuing medical, security and automotive applications for prospective OEM customers.

     Since the Company developed a working relationship with the Optoelectronics Development Group within TI's Semiconductor Group, the Company has identified and pursued a number of opportunities in the sensor area, some introduced by TI, others directly by the Company. Recently, TI licensed certain optoelectronic technology to Texas Advanced Optoelectronic Solutions (TAOS), a group consisting primarily of the same former TI employees. The Company continues to have a cross license agreement with TI and a marketing agreement with TAOS.

AGREEMENT WITH ALCOHOL SENSORS INTERNATIONAL, LTD.

     On November 8, 1996, the Company entered into an agreement with Alcohol Sensors International, Ltd. (ASI) pursuant to which the Company granted ASI exclusive right, title and interest (including sales and marketing rights) to chemical sensors developed for breath alcohol (alcohol). In consideration therefor, ASI agreed to market, promote and sell instruments employing such alcohol sensors on a worldwide basis and to pay the Company development and licensing fees over the term of the agreement. The term of the agreement is for five years and may be renewed by ASI for successive five-year terms upon written notice to the Company not less than sixty days prior to the expiration of the prior term. Through September 30, 1999, ASI had not reported any sales of the device subject to the licensing agreement, and during Fiscal 1999, ASI filed for Chapter 11 bankruptcy.

JOINT DEVELOPMENT AGREEMENT WITH GILBARCO, INC.

     The Company, through FCI Environmental, completed the development for Gilbarco, Inc. ("Gilbarco") of a low-cost sensor for the detection of gasoline vapor in Phase II vapor recovery systems for gasoline dispensing equipment. The introduction of the equipment is pending the promulgation of regulations by the California Air Resources Board (CARB) establishing a compliance date for new dispensers, followed by an as yet undetermined phase-in period for retrofitting of existing dispensers.

     The Company's sensor development project with Gilbarco then moved on to a pre-manufacturing mode driven by the expectation that CARB will require suppliers of refueling equipment to certify their products to meet Onboard Refueling Vapor Recovery Phase II ("ORVRII") requirements. FCI is in the process of providing Gilbarco with a limited number of preproduction devices for use in the certification process. Provided that certain key steps are completed by CARB, Gilbarco should commence manufacturing products incorporating the Company's Sensor-on-a-Chip-Registered Trademark- in order to meet the CARB requirements. Gilbarco and FCI recently signed a support contract whereby Gilbarco provides ongoing financial support to FCI through the approval process. Revenues from this project are now expected to begin in Fiscal 2000, if the time schedule is met, but there can be no assurance that this will actually occur.

BECHTEL NEVADA

     In June 1995, the Company entered into a Cooperative Research and Development Agreement ("CRADA") with the U. S. Department of Energy ("DOE") through its operating entity Bechtel Nevada, Inc.'s Remote Sensing Laboratory in Las Vegas, Nevada to develop low-cost, rugged demountable probes suitable for use with the Sensor-on-a-Chip-Registered Trademark- platform. This development resulted in the production of a prototype probe to carry up to three chips. New development has focused on a dosimeter device for hand held use and is ongoing. The Company built five prototypes for Bechtel under the contract during Fiscal 1998 and has received an order for ten more units which will be completed in the first fiscal quarter of 2000.

OTHER SENSOR DEVELOPMENT

     The Company is further developing numerous other sensors for specific contaminants and properties. Certain sensors are completed, but will not be introduced into manufacturing until the Company has the resources to finalize the design of the chip-based platform for that specific application. Other sensors are still in the chemistry development stage.

     The Company's spending on research and development activities during Fiscal 1998 and 1999 was $752,892 and $546,398, respectively.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

     The Company has determined the costs and effects of compliance with federal, state and local environmental laws to be minimal in amount and exposure. The Company spends less than 1% of its total expenditures to comply with the various environmental laws.

         EMPLOYEES

         As of September 30, 1999, the Company and its subsidiaries employed 19 persons on a full-time basis. These include Geoffrey F. Hewitt, President and Chief Executive Officer; Melvin W. Pelley, Chief Financial Officer and Thomas A. Collins, President of FCI Environmental. The Company also employed three administrative persons; two scientists; six laboratory and manufacturing technicians; one manager of manufacturing; one materials, production control, shipping and receiving specialist; one sales applications specialist; and two strategic business unit sales managers. The Company also employed two laboratory and manufacturing technicians on a part-time basis.

ITEM 2.   DESCRIPTION OF PROPERTIES

         In September 1989, the Company leased approximately 15,000 square feet of space in a new multi-tenant showroom/warehouse/distribution facility within Hughes Airport Center, 1181 Grier Drive, Suite B, Las Vegas, Nevada. The Company is currently using approximately 8,000 square feet of its facility for production, 4,000 square feet for research, development and engineering and the remaining 3,000 square feet for marketing and administrative purposes. The lease was for five years and expired on February 28, 1995. The Company and the lessor have agreed to a month-to-month lease which is terminable by either party upon 30 days' notice. Current base monthly payments under the month-to-month lease are $12,786. Rent expense during Fiscal 1998 and 1999 was $170,869 and $172,015, respectively. The Company is pursuing alternatives including a renewal of the current lease at approximately the current base monthly rental charge.

ITEM 3. LEGAL PROCEEDINGS

     A former distributor, D2E, filed an action in the Commercial Court of Nanterre, France on June 4, 1997 claiming improper termination of an exclusive distribution agreement by FCI Environmental, Inc. The action seeks monetary damages of approximately $200,000 at current exchange rates. The Company has responded that the distribution agreement provides for arbitration, in Nevada, and that, therefore, the French courts do not have jurisdiction, and further that the claims are without merit. Rulings by the French court are scheduled for January 20, 2000. The Company does not expect an adverse outcome and believes that even in the event of an adverse outcome, such an outcome would not have a material effect on its financial position or results of operations.

     On September 23, 1998, OCS, Inc., a Texas corporation and customer of the Company's subsidiary, FCI Environmental, Inc., filed a lawsuit against FCIE in the District Court of Harris County, Texas, 165th Judicial District. The lawsuit was based on an alleged breach of warranty for goods purchased from FCIE. The lawsuit was dismissed without prejudice to either party on January 19, 1999. On February 18, 1999, the Company filed an action in Nevada against OCS to collect amounts due from OCS for products sold to OCS, fees, expenses and damages totaling approximately $200,000. The action was subsequently removed to the U.S. District Court of Nevada, and OCS filed counter claims including an alleged breach of warranty and claims for incidental and consequential damages for $750,000. OCS has failed to file verified pleadings and has failed to engage Nevada counsel as required by the Rules of the U. S. District Court. The Company believes that its motion to dismiss the counterclaims is meritorious and should be granted. The Court is expected to rule on the Company's motion to dismiss OCS' counterclaims in January 2000.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         There were no matters submitted to a vote of security holders during the fourth quarter of the year ended September 30, 1999. The Company's 1998 Annual Meeting of Stockholders has been deferred until early 2000 to be held in conjunction with the 1999 Annual Meeting.

PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

         The Company's Common Stock was traded on the Nasdaq/SCM under the symbol "FOCS" until February 25, 1998, when it was delisted from Nasdaq/SCM. Since then it has been traded on the OTCBB. The following table sets forth the high and low trade prices of the Common Stock for the periods shown as reported by Nasdaq and the high and low bid prices as reported by the National Quotation Bureau. The bid prices quoted on the OTCBB reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.


        Trading                                 Period                             High             Low
------------------------- ------------------------------------------------------------------------------------
COMMON STOCK              FISCAL YEAR ENDED SEPTEMBER 30, 1998
                          First Quarter                                                $0.28            $0.12
                          Second Quarter                                                0.22             0.12
                          Third Quarter                                                 0.24             0.16
                          Fourth Quarter                                                0.15             0.11
                          FISCAL YEAR ENDED SEPTEMBER 30, 1999
                          First Quarter                                                $0.23            $0.15
                          Second Quarter                                                0.28             0.13
                          Third Quarter                                                 0.23             0.13
                          Fourth Quarter                                                0.21             0.12
                          FISCAL YEAR ENDING SEPTEMBER 30, 2000
                          First Quarter                                                $0.23            $0.15
                             (October 9, 1999-December 23, 1999)                       $0.30            $0.11

         On December 23, 1999, the closing bid price of a share of the Company's Common Stock was $0.19.

         On December 23, 1999, the Company had approximately 445 holders of record and had in excess of 3,500 beneficial holders of its Common Stock.

         The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.

         Pursuant to the terms of the Company's Convertible Preferred Stock, dividends are payable annually on November 1st. The holders of the Convertible Preferred Stock may elect to receive their dividend payments in cash at a rate of 11% of the liquidation value, or in additional shares at the rate of 8% of the number of shares of Convertible Preferred Stock held by such holder on the date of declaration. In September 1997, the Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. Likewise, in September 1998 and September 1999, the Board of Directors determined not to declare the annual dividends payable on November 1, 1998 and 1999. As a result, the undeclared dividends aggregating $1,028,848 (if elected entirely in cash, or 53,981 additional shares of Convertible Preferred Stock if elected wholly in additional shares) will accumulate in accordance with the terms of the Convertible Preferred Stock.

ITEM 6.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and notes thereto of the Company appearing elsewhere in this Report.

LIQUIDITY AND CAPITAL RESOURCES

     On October 23, 1998, the Company granted, for no consideration to holders of its Common Stock, Preferred Stock and warrants, transferable rights (the "Rights") to subscribe for units (the "Units") at a subscription price of $0.22 per Unit. Each Unit consists of one share of Common Stock and one redeemable Class E Warrant exercisable for one share of Common Stock at an exercise price for one year (through October 23, 1999) at $0.25 per share; then through October 23, 2000 at $0.35; then through October 23, 2001 at $0.50 per share; then through October 23, 2002 at $0.70 per share; then through October 23, 2003 (at which time the Class E Warrants expire) at $0.90 per share. Each holder of record as of October 16, 1998, of Common Stock and Warrants received one Right for every four shares of Common Stock or Warrants held, and each holder of Preferred Stock received 2.5 Rights for each share of Preferred Stock held. An aggregate of 8,976,962 Rights were issued. An aggregate of 7,678,679 Rights were exercised as of the close of the offering on December 22, 1998, resulting in gross proceeds to the Company of $1,689,309 and the issuance of 7,678,679 shares of Common Stock and a like number of Class E Warrants.

     Of the total 7,678,679 Rights exercised, 4,195,209 were exercised for cash of $922,946; 1,805,677 were exercised in exchange for the payment of advances (and accrued interest thereon) from officers, directors and affiliates aggregating $397,249; 272,727 were exercised in payment of a $60,000 note payable to others; 489,347 were exercised in payment of $107,656 of deferred salaries due to members of management of the Company; and 915,719 were exercised in payment for legal, consulting and other services totalling $201,458.

     The Company incurred $286,474 in legal, accounting, distribution and other costs associated with the Rights Offering, resulting in net proceeds of $1,402,835.

     The Company's 8% senior convertible notes payable, convertible into Common Stock at $0.4078 per share, became due on February 15, 1999. On February 2, 1999, the Company offered to exchange the Notes at their maturity for new Notes (the "New Notes") with a conversion price of $0.23, which was established by using the ten-day average closing price of the Common Stock prior to February 15, 1999. The New Notes provide for semi-annual interest payments at 8% per annum in cash or at 12% per annum in stock (at the Company's option) and are due February 15, 2002. The Company may require conversion if the closing bid price of the Common Stock exceeds 200% of the conversion price for 20 consecutive trading days. In all other material respects, the New Notes have terms similar to those of the old Notes. In order to encourage exchange of the Notes for New Notes, the Company offered a bonus, payable in Common Stock valued at approximately current market, of 8% of the face amount of Notes exchanged for New Notes. The Company offered an additional Common Stock bonus equal to 4% of the face amount of notes exchanged if the holder agreed to accept additional New Notes in payment for the semi-annual interest payment due February 15, 1999. All of the $1,600,000 principal amount of old Notes were exchanged for New Notes, and an additional $21,000 of New Notes were issued as payment of interest due on $525,000 of old Notes. An aggregate of 556,544 shares of Common Stock (valued at $0.23 per share, or a total of $128,005) were issued as the exchange bonus. The exchange bonus of $128,005 and legal and other costs of $30,011 associated are being amortized to interest expense over the three-year term of the New Notes. An aggregate of 91,308 shares of Common Stock (valued at $0.23 per share, or a total of $21,001) was issued as the interest bonus, and charged to interest expense in the current period.

     The Company had working capital of $394,424 at September 30, 1999, as compared with negative working capital of $918,624 at September 30, 1998, an increase in working capital of $1,313,048. The Company had a decrease in stockholders' deficiency of $137,050. These changes are primarily a result of the Company's rights offering and the exchange of Notes discussed above, offset in part by the Company's net loss for the year ended September 30, 1999 ("Fiscal 1999") of $2,221,742.

     Net cash used in operating activities during Fiscal 1999 was $1,563,989 compared to net cash used in operating activities during the year ended September 30, 1998 ("Fiscal 1998") of $1,059,466. The deficit during Fiscal 1999 is primarily a result of the Company's net loss of $2,221,742, and adjustments to reconcile net loss to net cash used in operating activities. These adjustments consider changes in current assets and liabilities, as well as non-cash transactions including depreciation and amortization expense of $230,921 and common stock issued in exchange for services valued at $282,538. Members of management of the Company agreed to accept 763,847 shares of

Common Stock and 489,347 warrants for the payment of $231,279 in salaries, less approximately $87,938 in withholding taxes which the Company remitted in cash. Management had deferred the payment of a substantial portion of their salaries since June 1997, and continue to do so. Common Stock and warrants were also issued in payment for approximately $238,450 in consulting and other services. In addition, the Company recorded non-cash charges of $162,934 related to the reduction of exercise prices of warrants and the exchange of Unit Warrants for Class E Warrants (see Notes to Financial Statements) and provisions for obsolete inventory and loss on uncollectible accounts receivable totaling $201,541.

     Net cash used in operating activities during Fiscal 1998 of $1,059,466 was primarily a result of the Company's net loss of $2,392,225, and adjustments for changes in current assets and liabilities and non-cash transactions including depreciation and amortization expense of $380,379; Common Stock issued for services of $121,512; and provisions for obsolete inventory and loss on uncollectible accounts receivable totaling $84,627.

     Net cash used in investing activities during Fiscal 1999 was $22,980, as compared to net cash used in investing activities of $23,237 during Fiscal 1998. During Fiscal 1999, the Company sold unused, fully depreciated equipment for $750 and paid $23,730 for United States and foreign patent applications. During Fiscal 1998, the Company sold unused equipment for $10,125 and paid $33,362 for patent applications.

     Net cash provided by financing activities during Fiscal 1999 was $1,517,375 as compared to net cash provided by financing activities during Fiscal 1998 of $746,569. During Fiscal 1999 cash proceeds of $922,946 were received for the exercise of Rights issued to shareholders resulting in the issuance of 4,195,209 shares and warrants. Costs associated with the Rights offering and Note exchange paid during the period were $119,716. Officers and directors of the Company purchased 1,087,500 shares of Common Stock for cash of $141,703, and the Company received $10,000 (less registration costs of $1,201) from an unrelated third party for Class E Warrants to purchase 300,000 shares of Common Stock. The Company also received $4,900 for the exercise of options to purchase 28,000 shares of its Common Stock. Payments on advances against the Company's line of credit with Silicon Valley Bank and other notes were $529,901 and the Company borrowed an additional $911,590 against the line of credit.

         During Fiscal 1998, the Company borrowed $375,000 from certain of its officers and directors, and received proceeds of $433,000 from promissory notes payable to a bank of which a director is vice chairman. The Company also incurred an aggregate of $147,970 in legal, accounting, and distribution costs pertaining to the rights offering The Company borrowed approximately $413,000 against its line of credit with Silicon Valley Bank and repaid approximately $381,000.

         See Item 10. Management - Executive Compensation and Note 8 to the Company's Consolidated Financial Statements for information concerning the Company's material contracts for compensation and rent.

         As discussed in Note 1 to the Consolidated Financial Statements, the Company continues to incur substantial losses and may need additional financing to continue its operations. Management recognizes that the Company must generate additional revenues or reductions in operating costs and may need additional financing to enable it to continue its operations. On December 6, 1999, the Company entered into an agreement providing for the combination of its business with that of Intrex Data Communications Corp. The Company is pursuing several potential sources for $5,000,000 in new financing associated with the business combination. However, no assurance can be given that this or any additional financing can be obtained on terms satisfactory to the Company, nor that forecasted sales will be realized to achieve profitable operations.

RESULTS OF OPERATIONS

The Company's total revenues for Fiscal 1999 were $1,957,110 as compared to total revenues of $1,317,600 for Fiscal 1998, an increase of $639,510 or 49%. Revenues for Fiscal 1999 include sales to Whessoe Varec, Inc. of approximately $782,000, compared to approximately $147,000 for Fiscal 1998, primarily for the military fuel storage tank market. Revenues recognized from direct sales to the aboveground storage tank market during Fiscal 1999 were over $400,000. There were minimal such direct sales during Fiscal 1998. Revenues for Fiscal 1998 include sales to the Florida Department of Environmental Protection ("FLDEP") of approximately $387,000 for 64 PHA-100PLUS portable units for its underground storage tank inspection program. FLDEP chose the Company's unit after a field evaluation showed it provided more capability than other portable instruments.

     The Company had a Strategic Alliance (the "Alliance") for the Aboveground Storage Tank (AST) market with Whessoe Varec, Inc. from June 30, 1996 until July 26, 1999, when the agreement was ended by mutual agreement of the parties, as described below. The primary target for the Alliance has been the Florida AST market. On July 13, 1998, after a four year process, the State of Florida passed into law its new storage tank regulations. Under the law, the regulated community has various options for compliance. The lowest cost option for most sites is believed to be an internal tank liner with an external, certified, continuous leak detection device. Currently, the Company's PetroSense-Registered Trademark- product line is the only continuous leak detection device certified for use at all such sites. Compliance is required by December 31, 1999.

     In February 1999, Whessoe Varec and FCI targeted customer sites with over 700 tanks. These sites include coastal bulk storage, inland jobbers, industrial, military, airports, power generation and government facilities. In addition to these targeted accounts, there is a secondary market of unlined tanks which is yet to be qualified. Florida DEP held its annual conference during May 1999 in Tampa and Daytona Beach to update the tank community about its requirements for compliance by December 31, 1999 and its commitment to that compliance date. Some companies have been operating on the assumption that there would be a delay in the enforcement process, but Florida DEP remained firm in its commitment, while redefining compliance as having placed orders for approved equipment by December 31, 1999.

     The weeks following the Florida DEP meeting were set aside for intensive joint sales activity by FCI and Whessoe direct sales personnel. However, during the period, Endress+Hauser (E+H), which had acquired Whessoe Varec, announced that it had restructured Whessoe Varec and in that process FCI lost its access to the existing Whessoe sales and marketing organization. (It was recently reported to have sold that group.) Subsequently, FCI and Whessoe Varec came to an agreement whereby FCI took back the rights to the commercial AST leak detection market while Whessoe Varec would continue to serve the US Department of Defense (DoD) military tank market. The net result to FCI was to regain direct control over the Florida market at a critical time in its development. In addition, gross revenues from projects in Florida now accrue to the Company, in contrast to the net revenues previously. However, this process took several weeks to resolve and until an agreement was reached the result was that customer orders were delayed until it was clear with whom they should place their orders. Once the agreement was reached in mid July, FCI focussed all of its available resources on the Florida market. There followed a significant shift from a passive "wait and see" posture to a more aggressive and proactive "we need to do something". Marathon/Ashland, Miami International Airport, Tampa Airport, Orlando Airport, West Palm Beach Airport, City of Lakeland, and Motiva (Texaco) have recently purchased FCI's PetroSense-Registered Trademark- equipment. Florida Power, GATX and Motiva (Shell) are adding the Company's equipment to additional tanks or locations. These orders and commitments represented over $1,000,000 in revenue to FCI. There is usually about a six to eight week delay between order and installation, and therefore full revenue recognition. Management believes that through the compliance date of December 31, 1999, (compliance now being defined as having placed orders for approved equipment by the deadline), the majority population of the regulated community which has not yet taken action to achieve compliance will be motivated to comply, with the result being significant revenues to the Company from this market through at least the second quarter of Fiscal 2000. Other companies including Coastal Fuels, Petroleum Fuels (Jacksonville) and Air Kaman (Jacksonville) have also placed new orders for the Company's products.

     Shell Oil, Texaco, Florida Power Company, Reedy Creek Energy, Jacksonville Electric and GATX had already purchased and installed the Company's equipment. These orders reduced the Whessoe Varec inventory originally purchased as part of their contractual obligations under the Alliance agreement and subsequent purchases to meet market requirements. As part of the process of taking back the rights to the commercial market, FCI re-acquired the inventory from Whessoe Varec in order to be in a position to supply the commercial market in a timely fashion. This inventory has already been partially allocated to fill the recent orders. Revenues per tank are now about $25,000 compared with about $10,000 per tank under the Whessoe Agreement. Once the Company has addressed the lined tank population, it plans to address the next set of prospects, the population of large unlined tanks which is as yet unqualified.

     As occurred with the Federal UST regulations which had a mandatory compliance date of December 22, 1998, following a ten-year compliance period, some companies are expected to act later than others, impacting on the timing of revenues for the Company.

     Other states are following Florida in promulgating AST regulations, giving the Company an opportunity for further growth, although there can be no assurance such regulations will be promulgated. Virginia promulgated its own similar regulations during 1998. Pennsylvania, New Jersey, Minnesota and Wisconsin have also promulgated regulations, and Alaska is developing its own regulations.

     Under the new agreement, FCI and E+H Systems and Gauging Division (formerly Whessoe Coggins) continue to pursue business with the DoD in California, Florida and elsewhere. E+H Systems and Gauging has a significant presence in the military fuel depot market. The Company's products meet all relevant state and federal standards and are compatible with the Whessoe Coggins equipment proposed for the total military's system upgrade. A system incorporating both Whessoe Coggins and Whessoe Varec/FCI products was successfully demonstrated to the military in California during April 1998. The data generated at this test was submitted to the local regulatory authority and met their criteria. During 1998 and through June 30, 1999, the Company's revenues from sales to Whessoe Varec for this market have been approximately $950,000. Whessoe Varec has completed the installation of PetroSense-Registered Trademark- probes at approximately 30 DoD tanks. Another 30-40 tanks are expected to be so equipped sometime in calendar 2000. Equipment will initially come from inventories purchased by Whessoe Varec. These installations would complete this phase of the California compliance effort. There is a similar number of military tanks in Florida where regulations provide for fewer alternatives to the Company's products. There are estimated to be in excess of 5,000 military tanks in the United States.

     In the UST marketplace, the Company has identified that certain large diesel tanks located at truck stops may present an opportunity for the Company's leak detection equipment. The size and throughput of these tanks is problematic for conventional compliance technologies. The Company is investigating the size of this opportunity. The E+H subsidiary in Japan, Sakura, has identified an opportunity in the retail gasoline marketplace for leak detection equipment potentially for a large number of installations. The Company is pursuing this opportunity with Sakura. The State of California has proposed regulations to upgrade leak detection requirements for certain USTs. The regulations would require compliance by November, 2000. The size of this opportunity has not yet been identified. The State of Florida Department of Environmental Protection purchased 64 of the Company's PHA-100 PLUS units for its storage tank inspection program in Fiscal 1998. The program began in January, 1999. Other states are potential prospects for this application.

     While the development of the offshore market for the Company's OilSense-Registered Trademark--4000 and PHA-100WL continued to be slower than originally anticipated, by the end of the reporting period there were indications that the situation was improving. The combination of the lack of availability of Freon-Registered Trademark- and higher oil prices generated new orders for the Company. CNG Producing Company has placed a blanket order for portable units for twelve of its Gulf of Mexico platforms. Amoco, Spirit Energy 76 (5 units), Murphy Oil (4 units) and Santa Fe Resources placed new orders. This brings the number of customers to 17 and the number of units to well over
60. Amoco, Spirit Energy 76 (Unocal) and Pennzoil have committed to the use of the Company's products on their platforms in the Gulf of Mexico. Spirit Energy has installed 19 PHA-100WLs and Amoco has installed the Company's OilSense-Registered Trademark--4000 and PHA-100WLs at 9 of their more than 25 sites. During December 1998, Pennzoil placed their first order for the Company's PHA-100WLs for 2 of their 15 sites. The recently reported potential link between the chemical n-hexane and the incidence of brain cancer at a now closed research laboratory in Naperville, Illinois, has brought into question the adoption by some operators of the EPA's standard reference method which proposed the use of n-hexane as a replacement for Freon for use in reference lab environments. This would eliminate the one serious competitor to the Company's portable unit and would impact on some of the larger operators in the Gulf and elsewhere. Merger activity among the major oil companies continues to slow installations, but is not believed to have significantly affected the size of the opportunity.

     The Company is continuing its marketing efforts in other major offshore production areas such as the North Sea and the Persian Gulf. During January 1999, the Company received its first order from Oman.

     During Fiscal 1999, the Company had cost of revenues of $985,444, or a gross margin of 50% of sales, as compared to cost of revenues of $617,690, or a gross profit of 53%, during Fiscal 1998. The decrease in gross margin as a percent of revenues resulted primarily from the increased sales during Fiscal 1999 to Whessoe Varec at the more highly discounted distributor pricing.

     The Company has signed a five-year agreement with Bosch Telecom ("Bosch") whereby the two companies cross license certain of each others proprietary sensor technologies for certain specified markets. Bosch gets access to proprietary chemistry technologies owned by FCI which it can use in the areas of security systems, automotive and other markets. The Company gets access to certain sensor technologies and has access to these technologies in certain regulated and non-regulated markets. These allow the Company to branch out into certain non-regulated markets of interest such as the medical sensor market. This is part of the Company's strategy to lessen its dependence on regulated markets.

     In conjunction with the Bosch agreement, the Company entered into discussions with a medical instrument manufacturing company to supply certain gas sensor technology for a neonatal application. This company requires a low-cost, disposable sensor package to replace its existing sensing technology. The size of the opportunity is estimated by the manufacturer to be 2,000,000 units per year in the U.S. alone. A study is ongoing to determine the feasibility of the project.

     Research, development and engineering expenditures decreased by $206,494, or 27%, to $546,398 during Fiscal 1999 from Fiscal 1998. The Company has continued to reduce personnel and other expenditures wherever possible, focussing its resources on its most critical projects. Sales and marketing expenditures decreased by $62,478, or 9%, to $661,544 during Fiscal 1999 from Fiscal 1998.

     General and administrative expenditures increased by $194,385, or 17%, to $1,347,684 during Fiscal 1999 from Fiscal 1998, primarily as a result of increased consulting and public relations costs, most of which were compensated by the issuance of common stock and warrants as opposed to cash. The Company continues to operate with the reductions in personnel and other expenses and cash expenditures, including the deferral of administrative, as well as other salaries, implemented during Fiscal 1997.

     Interest expense increased by $59,335 to $366,666 during Fiscal 1999 from Fiscal 1998. The increase resulted primarily from increased borrowing against the Company's line of credit, and extra bonus interest paid to holders of the 8% Senior Convertible Notes as an inducement to the holders to exchange the Notes due February 15, 1999 for new Notes due February 15, 2001.

     The Company recorded non-cash, non-operating costs of $162,934 related to the reduction of exercise prices of warrants and the exchange of Unit Warrants for Class E Warrants. The Company reduced the exercise prices and offered the exchange in order to encourage exercise of the warrants.

     As a result of the foregoing, the Company incurred a net loss of $2,221,742, or a net loss of $0.07 per share, for Fiscal 1999 as compared to a net loss of $2,392,225, or a net loss of $0.09 per share, for Fiscal 1998.

     On December 6, 1999, the Company announced it had signed a definitive agreement to merge with Intrex Data Communications Group of Vancouver, British Columbia, with the expressed intent of addressing the burgeoning remote asset management market, where the combined strength of FCI's sensor technology together with Intrex's communications and Internet expertise are expected to make a powerful team. The merger would be structured as an Arrangement Agreement and conducted as a Plan of Arrangement, in order to accommodate Canadian tax and legal issues. FiberChem, renamed DecisionLink Incorporated, would be the surviving public entity. Intrex would be acquired in a stock transaction. The company would address the oil and gas; tank, pipeline and utility; transportation; environmental monitoring; marine and other markets on a fee-for-service basis. A condition to closing is to obtain financing for the merged entity and to position it for readmission to NASDAQ Small Cap Market. DecisionLink would be headquartered in Las Vegas, with operations also in Dallas, Texas and Vancouver, British Columbia.

         The Company continues to review the cost and operating impacts of addressing the Year-2000 issue. Management has conducted assessments of the potential costs associated with its internal operations, products shipped to its customers, and material and services provided by its suppliers. The Company has conducted tests of its products and based on such testing, believes that its current products are Year-2000 compliant, in accordance with the Year-2000 Information and Disclosure Act. It has provided upgrades to older products, and believes that all its products are Year-2000 compliant. The Company has not incurred, and does not expect to incur, material costs relative to its products and Year-2000 compliance.

         The Company has incurred less than $10,000 and expects to incur additional costs of approximately $10,000 during calendar 1999 to upgrade its internal hardware and software systems which are critical to and support its manufacturing, engineering, financial and other operations. Testing of critical systems has been completed. Based on the results of its tests, Management believes its critical systems will continue to operate properly on and after January 1, 2000. The risks of disruptions in the business community in general, as well as with respect to the Company's customers and suppliers, are difficult to discern. Management continues to review these risks with respect to its operations, and does not expect that the Year-2000 issue will have a material impact on the Company's current financial position, liquidity or results of operations. Alternative suppliers of certain materials and services as well as methods of supply have been developed. In the event that public utilities and services are disrupted, the Company expects to curtail or suspend operations or implement manual or alternative processes for brief intervals of time, if necessary.

     Management does not consider that inflation has had a significant effect on the Company's operations to date, nor is inflation expected to have a material impact over the next year.

RECENTLY ISSUED ACCOUNTING STANDARDS


     During Fiscal 1999 the Company adopted Statement of Financial Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes new standards for reporting and displaying comprehensive income and its components. The adoption of SFAS 130 had no impact on the Company's consolidated financial position, results of operations or cash flows.

     Also during Fiscal 1999, the Company adopted Statement of Financial Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), which requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The adoption of SFAS 131 had no impact on the Company's consolidated financial position, results of operations or cash flows.

     In March 1998 the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance on the accounting for costs of computer software used internally, including identifying the characteristics of internal-use software and providing examples to assist in determining when computer software is for internal use. The Company is required to adopt this Statement in Fiscal 2000. The adoption of SOP 98-1 is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

     In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred and that all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company is required to implement SOP 98-5 in Fiscal 2000. The Company expects that the adoption of SOP 98-5 will not have a material impact on its financial position, results of operations or cash flows.

     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company is required to implement SFAS 133 in Fiscal 2001. Adoption of SFAS 133 is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

ITEM 7.   FINANCIAL STATEMENTS

         The financial statements of the Company are contained in a separate section of this Form 10-KSB which follows Part III.


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     The names, ages and respective positions of the Executive Officers and Directors of the Company are as follows:


Name                                 Age        Position
----                                 ---        --------
Geoffrey F. Hewitt                   56         Chairman of the Board,
                                                President, Chief Executive
                                                Officer and Class A Director

Byron A. Denenberg                   65         Class C Director

Irwin J. Gruverman                   66         Class A Director

Walter Haemmerli                     70         Class B Director

Gerald T. Owens                      72         Class C Director

Melvin W. Pelley                     55         Chief Financial Officer and
                                                Secretary

     The names, ages and respective positions of the Executive Officers and Directors of FCI Environmental are as follows:


Name                                 Age        Position
----                                 ---        --------
Geoffrey F. Hewitt                   56         Chairman of the Board, Chief
                                                Executive Officer and Director

Melvin W. Pelley                     55         Chief Financial Officer,
                                                Secretary and Director

Thomas A. Collins                    53         President

     GEOFFREY F. HEWITT has served as Chairman of the Board since November 14, 1997 and as President and Chief Executive Officer of the Company, as well as Chairman of the Board and Chief Executive Officer of FCI Environmental since April 1998 and August 1995, respectively. Mr. Hewitt was appointed as a Director of the Company on September 11, 1996. He has also served as a Director of FCI Environmental since April 1994 and as its President from April 1994 to November 1996. He served as Chief Operating Officer of FCI Environmental from April 1994 to August 1995. Prior thereto, from 1977 until March 1994, Mr. Hewitt served as Vice President of worldwide sales and marketing for H.N.U. Systems, Inc., a manufacturer of environmental and material analysis instrumentation.

     BYRON A. DENENBERG has served as a Director of the Company since August 1995. Mr. Denenberg is a Managing Partner of K B Partners, LLC, a venture capital firm specializing in early-stage technology investments. Mr. Denenberg was co-founder in 1969 of MDA Scientific, Inc. ("MDA"), a manufacturer and marketer of toxic gas monitoring systems, where he was CEO from inception until 1991. MDA was purchased by Zellweger Uster AG in 1988. Mr. Denenberg received a B.S. degree in Mechanical Engineering from Bucknell University, Lewisburg, Pennsylvania. He currently serves as a Director of RCT Systems, Inc., and Orbit Commerce, Inc. Mr. Denenberg was Chairman of MST Analytics, Inc. until its merger with ATMI, Inc. in November 1999.

     IRWIN J. GRUVERMAN has served as a Director of the Company since May 1994. Since 1990, Mr. Gruverman has served as the General Partner for G&G Diagnostics Funds, a venture capital business, and in 1982 founded and currently serves as Chairman of the Board of Directors and Chief Executive Officer of Microfluidics Corporation, an equipment manufacturer and process research and development company.

     WALTER HAEMMERLI has served as a Director of the Company since February 1990. Mr. Haemmerli has been the Chief Executive Officer since 1978 of Manport AG, Zurich, Switzerland, an investment management company owned by him. Mr. Haemmerli was employed by Union Bank of Switzerland, Geneva, Basel and Zurich from 1960 to 1978, holding the position of Vice President from 1970. Mr. Haemmerli serves on the Board of Directors and is Vice-Chairman of Privatbank Vermag AG, Chur, Switzerland, and is a Member of the Board of Directors for American Cold Storage, Inc., Louisville, Kentucky.

     GERALD T. OWENS has served as a Director of the Company since December 1987. Mr. Owens served with Mobil Oil from 1962 to 1983 when he retired. At retirement, he was President of Mobil Sales and Supply Corporation, a wholly-owned subsidiary of Mobil Oil, and he was a Vice President of Mobil Oil. From 1951 to 1961, Mr. Owens practiced law with the law firm of Andrews and Kurth in Houston, Texas. Mr. Owens received an L.L.B. degree from the University of Texas in 1950 and a B.A. degree in history in 1948 from the University of Texas. He serves as Chairman of the Board of Trustees for the Kenny Stout Memorial Golf Foundation, and as a member of the Board of Trustees for the Monterey Institute of International Studies.

     MELVIN W. PELLEY has been the Chief Financial Officer and Secretary of the Company since April 1994 and has been Chief Financial Officer and Secretary of FCI Environmental since June 1993. Prior thereto, from 1988 he was Vice President of Finance and Administration of Acoustic Imaging Technologies Corporation, Phoenix, Arizona, a manufacturer of diagnostic ultrasound medical equipment. From 1983 to 1988 he was Director of Costs, Financial Planning and Analysis of Advanced Technology Laboratories, Inc., Bothell, Washington, which manufactures and markets real-time ultrasound medical diagnostic equipment. From 1977 to 1983, Mr. Pelley was Chief Financial and Administrative Officer for Advanced Diagnostic Research Corporation, Tempe, Arizona, a designer, manufacturer and marketer of diagnostic ultrasound scanners.

     THOMAS A. COLLINS has served as President of FCI Environmental since November 1996 and as Vice President of International Marketing and Product Development from March 1996 to November 1996. Prior thereto, from 1992 he was Director of International Sales and Product Marketing of Arizona Instrument Corporation, a manufacturer of environmental and control instrumentation; from 1990 to 1992 he was Director of Marketing of Wayne Division, Dresser Industries, Inc., a manufacturer of dispensing equipment for the gasoline industry; from 1986 to 1989 he was Manager of Domestic Retail Marketing for Diebold, Inc., a manufacturer of transaction terminals in the petroleum retailing market; and from 1968 to 1986 he held marketing and engineering positions at ARCO Petroleum Products Co.

     Officers serve at the discretion of the Board of Directors. All Directors hold office until the expiration of their terms and the election and qualification of their successors. The Company's Board of Directors is divided into three classes of approximately equal size with the members of each class elected, to three-year terms expiring in consecutive years. Mr. Owens and Mr. Denenberg were elected to three-year terms as Directors at the Company's August 1998 Annual Meeting of Stockholders. Mr. Gruverman and Mr. Hewitt were elected to three-year terms as Directors at the Company's June 1997 Annual Meeting of Stockholders. Mr. Haemmerli was elected to a three-year term as Director at the Company's May 1996 Annual Meeting of Stockholders.

     In January 1993, the Company established a Stock Option Committee. The Stock Option Committee is responsible for the granting of stock options under the Company's Stock Option Plans. The Company also established a Compensation Review Committee, which is responsible for reviewing the compensation of the Company's executives and employees. In August 1995, Mr. Owens and Mr. Haemmerli were appointed to a single Compensation Review and Stock Option Committee. Also, in August 1995, Mr. Owens was appointed to a newly established Audit Committee. Mr. Gruverman was added to the Audit Committee on November 14, 1997. The Board of Directors did not have a standing nomination committee or committee performing similar functions during the fiscal year ended September 30, 1999.

COMPLIANCE WITH 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, Directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's copies of such forms received or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that, during the time period from October 1, 1998 to September 30, 1999, all filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with except as set forth below.

     Melvin W. Pelley, Chief Financial Officer of the Company, filed a late report in which a sale of 10,000 shares of common stock was reported.

ITEM 10. EXECUTIVE COMPENSATION

     The compensation paid and/or accrued to each of the executive officers of the Company and its subsidiaries and of all executive officers as a group, whose annual compensation exceeds $100,000, for services rendered to the Company during the three fiscal years ended September 30, 1999, was as follows:

(a)      SUMMARY COMPENSATION TABLE


                                                                                      Long Term Compensation
                                                                             ----------------------------------------------
                                             Annual Compensation                        Awards            Payouts
                                   -------------------------------------- ------------------------------ ------------------
                                                                                                         Long-Term
                                                                Other        Restricted    Securities    Incentive        All
Name of Individual          Fiscal                              Annual          Stock      Underlying       Plan         Other
and Principal Position      Year    Salary($)    Bonus($)  Compensation($)    Awards($)  Options/SARs(#)  Payouts($) Compensation($)
-----------------------   -------- -----------  --------- ----------------  ------------ --------------- ----------- ---------------
Geoffrey F. Hewitt          1999   $217,134(1)   $  --          $ --               --        300,000        $ --          $ --
President and CEO           1998   $211,932(1)   $  --          $ --               --        240,000        $ --          $ --
                            1997   $205,000 (2)  $  --          $ --               --        125,000        $ --          $ --

Melvin W. Pelley            1999   $139,479(3)   $  --          $ --               --        275,000        $ --          $ --
Chief Financial Officer     1998   $139,200 (3)  $  --          $ --               --        180,000        $ --          $ --
                            1997   $136,708 (4)  $  --          $ --               --         75,000        $ --          $ --

Thomas A. Collins           1999   $132,479 (5)  $  --          $ --               --        200,000        $ --          $ --
President of                1998   $132,200 (5)  $  --          $ --               --        120,000        $ --          $ --
FCI Environmental, Inc.     1997   $129,708 (6)  $  --          $ --               --         75,000        $ --          $ --

     (1) Includes accrued but unpaid salary earned during Fiscal 1998 of $55,000 and during Fiscal 1999 of $55,000.
     (2) Includes $14,808 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997.
     (3) Includes accrued but unpaid salary earned during Fiscal 1998 of $32,000 and during Fiscal 1999 of $36,123.
     (4) Includes $8,615 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997.
     (5) Includes accrued but unpaid salary earned in Fiscal 1998 of $25,000 and during Fiscal 1999 of $25,000.
     (6) Includes $6,730 in accrued but unpaid salary, earned during the period from June 15 through September 30, 1997.

(b)      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                              Number of        Percent of Total
                             Securities          Options/SARs
                             Underlying             Granted            Exercise
                            Options/SARs         to Employees           or Base                Expiration
Name of Individual             Granted          In Fiscal Year      Price($/Share)                Date
-----------------------  ------------------------------------------------------------  -------------------------
Geoffrey F. Hewitt             300,000                18.6%             $ 0.125              July 19, 2009
Melvin W. Pelley               275,000                17.1%             $ 0.125              July 19, 2009
Thomas A. Collins              200,000                12.4%             $ 0.125              July 19, 2009

(c) AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES


                                                            Number of Securities          Value of Unexercised
                                                           Underlying Unexercised             In-The-Money
                             Shares                             Options/SARs                  Options/SARs
                           Acquired on       Value         at Fiscal Year End (#)        at Fiscal Year End ($)
Name of Individual        Exercise (#)   Realized ($)    Exercisable/Unexercisable     Exercisable/Unexercisable
-----------------------   --------------------------------------------------------------------------------------------
Geoffrey F. Hewitt                --          --                    765,000 / 0               $ 1,500 / $0
Melvin W. Pelley                  --          --                    534,000 / 0               $ 1,375 / $0
Thomas A. Collins                 --          --                    395,000 / 0               $ 1,000 / $0

(d)      LONG-TERM INCENTIVE PLANS

         Effective January 1, 1994, the Company implemented an Internal Revenue Code Section 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for voluntary contributions by employees into the Plan subject to the limitations imposed by Internal Revenue Code Section 401(k). The Company will match employee contributions at a rate of 50% of the employee's contribution up to a maximum of 2% of the employee's compensation. The Company matching funds are determined at the discretion of management and are subject to a five-year vesting schedule from the date of original employment.

(e)      DIRECTORS COMPENSATION

         Non-management directors receive options to purchase shares of Common Stock of the Company for serving on the Board of Directors and for service on official committees of the Board.

         On July 19, 1999, the Company granted options to purchase 50,000 shares of Common Stock at $0.125 per share, which was the market value of the Common Stock on that date, to each of its four non-management Directors. In addition the Company granted options to purchase an aggregate of 50,000 shares of Common Stock to three of its non-management directors for service as members of the Audit Committee ($15,000 shares to each of its two members) and Compensation and Stock Options Committee (10,000 shares to each of its two members).

(f)      EMPLOYMENT CONTRACTS

         Geoffrey F. Hewitt serves under an employment agreement with the Company, effective October 1, 1997. Mr. Hewitt is currently compensated at a rate of $205,000 per annum and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 27% (or $55,000 per annum) of Mr. Hewitt's salary has been deferred. In December 1998, Mr. Hewitt applied his total unpaid salary from June 1997 through December 1998 of $84,615 to the purchase of unsubscribed Units in the Company's Rights Offering ($50,501 after taxes). In July 1999, Mr. Hewitt applied his total unpaid salary from January 1999 through June 1999 of $27,500 (less taxes of $10,860) to the purchase of restricted shares of the Company's common stock. The same proportion of Mr. Hewitt's salary continues to be deferred, and may be paid during calendar 2000 if the Company's operations and financial position allow.

         Melvin W. Pelley serves under an employment agreement with the Company, effective October 1, 1997. Mr. Pelley is currently compensated at a rate of $132,000 per annum, and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 24% (or $32,000 per annum) of Mr. Pelley's salary has been deferred. In December 1998, Mr. Pelley applied his total unpaid salary from June 1997 through December 1998 of $49,230 to the purchase of unsubscribed Units in the Company's Rights Offering ($29,395 after taxes).In July 1999, Mr. Pelley applied his total unpaid salary from January 1999 through June 1999 of $16,000 (less taxes of $7,030) to the purchase of restricted shares of the Company's Common Stock. The same proportion of Mr. Pelley's salary continues to be deferred, and may be paid during calendar 2000 if the Company's operations and financial position allow.

         Thomas A. Collins serves under an employment agreement with the Company, effective October 1, 1997. Mr. Collins is currently compensated at a rate of $125,000 per annum, and is entitled to receive bonuses, if any, at the discretion of the Board of Directors. The employment contract is terminable for cause. Since June 15, 1997, payment of approximately 20% (or $25,000 per annum) of Mr. Collins' salary has been deferred. In December 1998, Mr. Collins applied $12,000 (approximately one-third) of his total unpaid salary from June 1997 through December 1998 to the purchase of unsubscribed Units in the Company's Rights Offering ($7,146 after taxes). In July 1999, Mr. Collins applied $10,000 of his unpaid salary (less taxes of $3,500) to the purchase of restricted shares of the Company's Common Stock. The same proportion of Mr. Collins' salary continues to be deferred, and may be paid during calendar 2000 if the Company's operations and financial position allow.

(g)      CONSULTING AGREEMENTS

         None.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of December 23, 1999, certain information concerning those persons known to the Company, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Common Stock, $.0001 par value, of the Company by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director and executive officer of the Company and its subsidiaries, (iii) each executive officer named in the Summary Compensation Table and (iv) all Directors and officers as a group:


                                                  Amount and
                                                  Nature of
Name and Address of                               Beneficial                        Percentage of
Beneficial Owner                                Ownership (1)                         Class (2)
------------------------------------       ------------------------             ----------------------
Geoffrey F. Hewitt  (3)                         2,165,819 (4)                          5.2%

Byron A. Denenberg                              1,760,476 (5)                           4.3%
RCT Systems, Inc.
327 Messner Drive
Wheeling, IL 60090

Irwin J. Gruverman                              1,426,335 (6)                            3.5%
30 Ossipee Road
Newton, MA  02164

Walter Haemmerli  (3)                           6,842,674 (7)                            15.2%

Gerald T. Owens  (3)                              409,237 (8)                             1.0%

Melvin W. Pelley  (3)                           2,387,901 (9)                            5.8%

Thomas A. Collins  (3)                            509,962 (10)                             1.3%

All Directors and Officers as                  14,946,446                                 30.3%
a Group (7 persons)

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or upon the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options or warrants or shares of Convertible Preferred Stock or Senior Convertible 8% Notes that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised or converted.
(2)  Based on 40,126,538 shares issued and outstanding as of December 23, 1999.
(3) The address of this person is c/o FCI Environmental, Inc., 1181 Grier Drive, Suite B, Las Vegas, Nevada 89119.
(4) Includes 532,501 Class E Common Stock Purchase Warrants and an aggregate of 765,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 132 shares of Common Stock and 27 Class E Common Stock Purchase Warrants held by Mr. Hewitt's minor child, as to which Mr. Hewitt disclaims beneficial ownership.
(5) Includes 360,238 Class E Common Stock Purchase Warrants and an aggregate of 138,142 shares of Common Stock issuable upon exercise of a like number of options.

(6) Includes 8,620 Class E Common Stock Purchase Warrants and an aggregate of 164,000 shares of Common Stock issuable upon exercise of a like number of options. Also includes 67,500 shares of Common Stock held by G&G Diagnostics, L.P. I, 246,270 Class E Common Stock Purchase Warrants, 294,470 shares of Common Stock and a $50,000 Convertible 9% Note convertible into 384,615 shares of Common Stock held by G&G Diagnostics, L.P. II, and 47,815 shares of Common Stock, 47,815 Class E Common Stock Purchase Warrants and 8,161 shares of Convertible Preferred Stock convertible into 81,610 shares of Common Stock held by G&G Diagnostics, L.P. III, all of which Mr. Gruverman is a principal.
(7) Includes 610,000 Class E Common Stock Purchase Warrants, 32,000 Class D Common Stock Purchase Warrants, 3,586 shares of Convertible Preferred Stock convertible into 35,860 shares of Common Stock, an aggregate of 125,000 shares of Common Stock issuable upon exercise of a like number of options and a $50,000 Convertible 9% Note convertible into 384,615 shares of Common Stock. Also includes 1,251,500 shares of Common Stock, 863,800 Class D Common Stock Purchase Warrants, 366,000 Class E Common Stock Purchase Warrants and 165,286 shares of Convertible Preferred Stock convertible into 1,652,860 shares of Common Stock, all held by Privatbank Vermag AG, Chur, Switzerland, as custodian for certain customers, of which company Mr. Haemmerli is Vice-Chairman. Also includes $156,000 of Senior Convertible 8% notes convertible into 678,261 shares of Common Stock held by Manport AG, of which company Mr. Haemmerli is Chief Executive Officer.
(8) Includes 39,965 Class D Common Stock Purchase Warrants, 36,207 Class E Common Stock Purchase Warrants and an aggregate of 192,000 shares of Common Stock issuable upon exercise of a like number of options.
(9) Includes 482,040 Class E Common Stock Purchase Warrants, an aggregate of 530,000 shares of Common Stock issuable upon exercise of a like number of options, and $65,000 in Convertible 9% Notes, convertible into 555,958 shares of Common Stock.
(10) Includes 32,481 Class E Common Stock Purchase Warrants and an aggregate of 395,000 shares of Common Stock issuable upon exercise of a like number of options.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See Item 10. Executive Compensation, for information concerning stock options granted and employment agreements entered into during Fiscal 1998 and Fiscal 1999 with officers and Directors of the Company.

         In December 1997 and January and February 1998, four directors (Geoffrey Hewitt, Byron Denenberg, Irwin Gruverman and Walter Haemmerli) and an officer (Melvin Pelley) of the Company each advanced the Company $50,000 and Mr. Haemmerli advanced an additional $75,000. These advances, aggregating $325,000 were evidenced by convertible promissory notes bearing interest at the rate of 8% per annum due five years from issuance. Each note and unpaid accrued interest aggregating $20,275 was cancelled on December 22, 1998 in payment for unsubscribed Units of the Rights Offering resulting in the issuance to the directors and officer of 1,569,431 shares of Common Stock and a like number of Class E Common Stock Purchase Warrants.

         Mr. Pelley advanced the Company $25,000 on February 27, 1998, and an additional $25,000 on July 1, 1998. Each of these advances is evidenced by a separate promissory note bearing interest at the rate of 8% per annum and were originally due on or before August 31, 1998. Mr. Pelley has agreed to extend the due dates of the promissory notes. Mr. Pelley advanced the Company $25,000 on June 2, 1999 and $25,000 on June 3, 1999 evidenced by promissory notes bearing interest at the rate of 9% per annum and due three years from issuance. Mr. Pelley advanced $25,000 on July 27, 1999 and $40,000 on September 29,1999, Mr. Haemmerli advanced $50,000 on August 30, 1999 and Mr. Gruverman advanced $50,000 on July 26, 1999. Each of these advances are evidenced by convertible promissory notes bearing interest at the rate of 9% per annum and due 3 years from the date of issuance.

         In March and August 1998, the Company obtained loans aggregating $433,000 from Privatbank Vermag AG, a private investment bank with which Mr. Haemmerli is associated. These loans (the "Bridge Loans") were provided as interim financing until the Company completed its Rights Offering. The Bridge Loans bear interest at approximately 8.5% per annum. In addition, the Company agreed to issue to Privatbank, as additional consideration, 130,000 Units (consisting of 130,000 shares of Common Stock and Class E Warrants to purchase 130,000 shares of Common Stock). The Units were issued in October 1998 as part of the Rights Offering. Also,

$50,000 of the Bridge Loans and $1,920 in accrued interest were converted to Common Stock and Warrants as part of the Rights Offering. The remaining $383,000 of Bridge Loans were due on July 15, 1999, when principal of $133,000 and accrued interest of $14,680 were converted to 1,136,000 shares of Common Stock. The due date of the remaining $250,000 principal amount was extended to October 15, 1999 and subsequently to January 15, 2000.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K.

                                  (a) EXHIBITS

The following is a complete list of exhibits which are incorporated herein as part of this Report.

3.1      Articles of Incorporation of Registrant, as amended. (1)

3.2      By-Laws of Registrant. (2)

4.1 Class D Warrant Agreement of the Registrant with form of Warrant Certificate. (3)

4.2 Form of 8% Senior Convertible Note Due 1999 issued in the Company's February 1996 private placement. (4)

4.3      Form of Warrant to purchase Common Stock on or before May 31, 2001. (5)

4.4      Form of Class E Common Stock Purchase Warrant. (6)

10.1 Lease Agreement and Reimbursement Agreement dated July 27, 1989 by and between the Company and Howard Hughes Properties for Hughes Airport Center, 1181 Grier Drive, Suite B, Las Vegas, Nevada. (7)

10.2 Amendment dated May 6, 1991 and September 26, 1991 to the Industrial Real Estate Lease (Exhibit 10.10) for the Company's facilities. (8)

10.3     Employee Stock Bonus Plan. (3)

10.4 Amendments dated October 23, 1990 and February 21, 1991 to the Industrial Real Estate Lease (Exhibit 10.10) for the Company's facilities. (9)

------------------------------
(1) Incorporated by reference from the Company's January 13, 1988 Post Effective Amendment to the Registration Statement on Form S-18 (File No. 33-12097-C) as declared effective on March 3, 1988.
(2) Incorporated by reference from the Company's April 15, 1987 Amendment to the Registration Statement on Form S-18 (File No. 33-12097-C) as declared effective on March 3, 1988.
(3) Incorporated by reference from the Company's Registration Statement No. 33-35985
(4) Incorporated by reference from the Company's Current Report on Form 8-K for February 15, 1996.
(5) Incorporated by reference from the Company's Current Report on Form 8-K on July 15, 1996.
(6) Incorporated by reference from the Company's Registration Statement on Form SB-2 for October 23, 1998 (File No. 333-46555).
(7) Incorporated by reference from the Company's Registration Statement No. 33-29338.
(8) Incorporated by reference from the Company's Annual Report on Form 10-K for September 30, 1991.
(9)  Incorporated by reference from the Company's April 24, 1991 Post
     Effective Amendment to the Registration Statement on Form S-18 (File
     No. 33-35985) as declared effective on April 30, 1991.

10.5     Non-qualified stock option plan. (10)

10.6     Qualified Stock Option Plan. (11)

10.7     Qualified Stock Option Plan. (12)

10.8 FCI FiberChem, Inc. and FCI Environmental, Inc. 401(k) Profit Sharing Plan. (13)

10.9     Qualified Stock Option Plan (14)

10.10 License Agreement with Texas Instruments, Incorporated, dated June 15, 1995. (15)

10.11 Cooperative Development Agreement with Texas Instruments, Incorporated, dated June 15, 1995. (15)

10.12    Form of Distribution Agreement. (16)

10.13 Agreement dated November 8, 1996 by and between FCI Environmental, Inc. and Alcohol Sensors International, Ltd. CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. (17)

10.14 OEM Strategic Alliance Agreement dated June 30, 1996 by and between Whessoe Varec, Inc. and FCI Environmental, Inc. (17)

10.15    1997 Employee Stock Plan (18)

10.16    Employment agreement with Geoffrey F. Hewitt dated October 1, 1997.
         (19)

10.17    Employment agreement with Melvin W. Pelley dated October 1, 1997. (19)

10.18    Employment Agreement with Thomas A. Collins dated October 1, 1997. (19)

10.19 Amendment to Whessoe Varec, Inc. OEM Strategic Alliance Agreement dated August 13, 1997. (19)

10.20 Agreement dated October 2, 1997 between the Company and entrenet Group, L.L.C. (19)

---------------------------------

(10) Incorporated by reference from the Company's Registration Statement on Form S-8 for April 28, 1992. (No. 33-47518).
(11) Incorporated by reference from the Company's Proxy Statement dated May 3, 1993.
(12) Incorporated by reference from the Company's Proxy Statement dated May 23, 1994.
(13) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1994.
(14) Incorporated by reference from the Company's Report on Form S-8 for August 1, 1995.
(15) Incorporated by reference from the Company's Report on Form 8-K/A for August 30, 1995.
(16) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1995.
(17) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1996.
(18) Incorporated by reference from the Company's Proxy Statement dated May 20, 1997.
(19) Incorporated by reference from the Company's Report on Form 10-KSB for September 30, 1997.

10.21 Arrangement Agreement between FiberChem, Inc. and Intrex Data Communications Corp., dated December 6, 1999. (20)

*21.1    Subsidiaries of the Registrant.

*23.1    Consent of Goldstein Golub Kessler & Company, P.C.
---------------------------------------
* filed with this Report.

(20) Incorporated by reference from the Company's Current Report on Form 8-K for December 6, 1999.

---------------------------------------

                            (b) REPORTS ON FORM 8-K

         No reports on Form 8-K were filed by the Company during the fourth quarter ended September 30, 1999. A report on Form 8-K was filed by the Company for December 6, 1999, reporting under "Item 5. Other Events" that the Company had entered into an agreement providing for the combination of its business with that of Intrex Data Communications Corp.

---------------------------------------

                                   SIGNATURES

         Pursuant to the requirement of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   December 28, 1999

                                        FIBERCHEM, INC.

                                        By:   /s/ Geoffrey F. Hewitt
                                              ---------------------------------
                                              President and Chief Executive
                                              Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ Geoffrey F. Hewitt        Chairman, President and        December 28, 1999
-------------------------     Chief Executive Officer
Geoffrey F. Hewitt            (Principal Executive
                              Officer)

/s/ Melvin W. Pelley          Chief Financial Officer        December 28, 1999
-------------------------     (Principal Accounting
Melvin W. Pelley              Officer)

/s/ Walter Haemmerli          Director                       December 28, 1999
-------------------------
Walter Haemmerli


/s/ Gerald T. Owens           Director                       December 28, 1999
-------------------------
Gerald T. Owens

/s/ Irwin J. Gruverman        Director                       December 28, 1999
-------------------------
Irwin J. Gruverman

/s/ Byron A. Denenberg        Director                       December 28, 1999
-------------------------
Byron A. Denenberg

                          INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS
FIBERCHEM, INC.

We have audited the accompanying consolidated balance sheets of FiberChem, Inc. and Subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FiberChem, Inc. and Subsidiaries as of September 30, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 16, 1999, except for the third paragraph of Note 1 and Note 12, as to which the date is December 6, 1999

                        FIBERCHEM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    September 30,       September 30,
                                                                        1998                 1999
                                                               --------------------- -------------------


Current assets:
  Cash                                                                   $91,354            $21,760
  Accounts receivable, net of allowance for doubtful
       accounts of $60,505 and $92,423 in 1998 and 1999,
       respectively                                                      432,302            647,402
  Inventories (note 3)                                                 1,248,007          1,261,437
  Prepaid expenses and other                                              86,261            122,153
                                                               --------------------- -------------------
              Total current assets                                     1,857,924          2,052,752
                                                               --------------------- -------------------

Equipment                                                                706,465            704,964
Less accumulated depreciation                                           (605,167)          (645,163)
                                                               --------------------- -------------------
              Net equipment                                              101,298             59,801
                                                               --------------------- -------------------

Other assets:

  Patent costs, net of accumulated amortization of
     $1,885,838 at September 30, 1998 and
     $1,958,108 at September 30, 1999 (note 5)                           114,274             65,734
  Technology costs, net of accumulated amortization
     of $417,623 at September 30, 1998                                    52,083                ---
     and $469,706 at September 30, 1999 (note 4)
  Note financing costs, net of accumulated amortization of
     $232,775 at September 30, 1998 and
     $264,926 at September 30, 1999 (note 6)                              32,151                ---
  Note refinancing costs, net of accumulated amortization of
     $32,920 at September 30, 1999 (note 6)                                  ---            125,096
  Prepaid financing costs - Rights Offering (note 7)                     147,970                ---
  Other deferred costs                                                       ---             39,147

                                                               --------------------- -------------------
              Total other assets                                         346,478            229,977
                                                               --------------------- -------------------
Total assets                                                          $2,305,700         $2,342,530
                                                               --------------------- -------------------
                                                               --------------------- -------------------


       The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                        September 30,        September 30,
                                                                             1998                 1999
                                                                     --------------------- -------------------
Current liabilities:
          Senior convertible notes payable (note 6)                       $  1,600,000                    ---
          Bank loan payable (note 6)                                            32,452                421,949
          Other current notes payable                                              ---                250,000
          Current installments of note payable (note 6)                          7,808                    ---
          Accounts payable                                                     396,164                272,906
          Deferred salaries                                                    179,806                 76,353
          Accrued salaries and benefits                                        157,365                199,221
          Accrued warranty                                                     113,767                146,282
          Accrued legal, accounting and consulting                             112,320                 70,600
          Accrued commissions                                                   41,929                 33,799
          Other accrued expenses                                                84,872                 93,856
          Customer deposits                                                        ---                 37,775
          Interest payable                                                      50,065                 55,587
                                                                     --------------------- -------------------
                        Total current liabilities                            2,776,548              1,658,328

Senior convertible notes payable (note 6)                                          ---              1,621,000
Notes payable to officers, directors and affiliates (note 6)                   808,000                265,000
Note payable, net of current installments (note 6)                              60,000                    ---
                                                                     --------------------- -------------------
                        Total liabilities                                    3,644,548              3,544,328
                                                                     --------------------- -------------------
Stockholders' equity (deficiency) (notes 6 and 7):
          Preferred stock, $.001 par value. Authorized
              10,000,000 shares; 218,998 and 207,848 convertible
              shares issued and outstanding at September 30,
              1998 and September 30, 1999, respectively;
              at liquidation value of $15 per share                          3,284,970              3,117,720
          Common stock,  $.0001 par value.  Authorized
               150,000,000 shares; 26,441,407
               and 39,831,038 shares issued and
               outstanding at September 30, 1998, and
               September 30, 1999, respectively                                  2,644                  3,983
          Additional paid-in capital                                        27,362,272             29,979,833
          Deficit                                                          (31,988,734)           (34,210,476)
          Deferred costs                                                           ---                (69,400)
          Stock subscrition receivable                                                                (23,458)
                                                                     --------------------- -------------------
                        Stockholders' equity (deficiency)                   (1,338,848)            (1,201,798)

Commitments and contigencies (notes 6,7 and 8)
                                                                     --------------------- -------------------
Total liabilities and stockholders' equity                                $  2,305,700           $  2,342,530
                                                                     --------------------- -------------------
                                                                     --------------------- -------------------

       The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                               Years ended September 30,
                                                                       -------------------------------------------
                                                                             1998                   1999
                                                                       --------------------   --------------------

Revenues                                                                      $1,317,600             $1,957,110
Cost of revenues                                                                 617,690                985,444
                                                                       --------------------   --------------------
                          Gross profit                                           699,910                971,666
                                                                       --------------------   --------------------
Operating expenses:

              Research, development and engineering                              752,892                546,398
              General and administrative                                       1,153,299              1,347,684
              Sales and marketing                                                724,022                661,544
              Disposal of inventory                                              160,000                 94,150
                                                                       --------------------   --------------------
                          Total operating expenses                             2,790,213              2,649,776
                                                                       --------------------   --------------------
                          Loss from operations                                (2,090,303)            (1,678,110)
                                                                       --------------------   --------------------
Other income (expense):

              Interest expense                                                  (307,331)              (366,666)
              Interest income                                                      3,617                  2,821
              Other, net                                                           1,792               (179,787)
                                                                       --------------------   --------------------
                          Total other income (expense)                          (301,922)              (543,632)
                                                                       --------------------   --------------------
                          Net loss                                           ($2,392,225)           ($2,221,742)
                                                                       --------------------   --------------------
                                                                       --------------------   --------------------

Shares of common stock used in computing
      loss per common share                                                   25,925,859             34,113,758
                                                                       --------------------   --------------------
                                                                       --------------------   --------------------

                          Net loss per common share (Note 1)                      ($0.09)                ($0.07)
                                                                       --------------------   --------------------
                                                                       --------------------   --------------------

         The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                       FIBERCHEM, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                    YEARS ENDED SEPTEMBER 30, 1998 AND 1999

                                                       Preferred Stock           Common Stock             Additional
                                                -------------------------- ----------------------------    Paid-In
                                                  Shares          Amount       Shares      Amount          Capital       Deficit
                                                ----------- -------------- -------------  -------------  ------------  -------------
Balance at  September 30, 1997                     218,998   $  3,284,970     25,515,660  $      2,552    27,192,749   (29,596,509)
     Common stock issued:
          Exercise of options                           --             --          5,000             1         1,099
          For services                                  --             --        676,500            67       121,445
          Conversion of senior
            convertible notes payable (note 6)          --             --        244,047            24        46,979
     Net loss                                                                                                           (2,392,225)
                                                ----------- -------------- -------------  -------------  ------------  -------------
Balance at  September 30, 1998                     218,998      3,284,970     26,441,207         2,644    27,362,272   (31,988,734)
     Common stock issued:
          For conversion of preferred stock        (11,150)      (167,250)       111,500            11       167,239            --
          For cash                                                     --      5,282,709           528       827,649            --
          For subscription receivable                                  --        106,625            10        23,448            --
          In connection with exchange of senior
            convertible notes payable and
            partial interest thereon                                   --        647,852            65       148,941            --
          For payment of interest on senior
                  convertible notes payable                            --      1,296,800           130       194,390            --
          For conversion of notes and interest
            payable to officers, directors and
            affiliates                                                 --      3,071,677           307       568,360            --
          For conversion of other  notes payable                       --        272,727            27        59,973            --
          For services                                                 --      1,808,094           181       277,668            --
          For payment of deferred salaries                             --        763,847            77       143,264            --
          For exercise of options                                      --         28,000             3         4,897            --
     Class E warrants issued for cash                                  --             --            --         8,799            --
     Warrants issued for services                                      --             --            --        30,000            --
     Deferred costs recognized                                         --             --            --            --            --
     From warrant exercise price reduction                             --             --            --        41,565            --
     From E warrant exchange                                           --             --            --       121,368            --
     Net loss                                                          --             --            --            --    (2,221,742)
                                                ----------- -------------- -------------  -------------  ------------  -------------
Balance at September 30, 1999                      207,848   $  3,117,720     39,831,038  $      3,983  $ 29,979,833  ($34,210,476)
                                                ----------- -------------- -------------  -------------  ------------  -------------
                                                ----------- -------------- -------------  -------------  ------------  -------------



                                                                 Receivable
                                                   Deferred     for Exercise
                                                    Costs        of Rights        Total
                                                -------------   ------------  -----------
Balance at  September 30, 1997                            0               0      883,762
     Common stock issued:
          Exercise of options                                            --        1,100
          For services                                                   --      121,512
          Conversion of senior
            convertible notes payable (note 6)                           --       47,003
     Net loss                                                            --   (2,392,225)
                                                -------------   ------------  -----------
Balance at  September 30, 1998                            0               0   (1,338,848)
     Common stock issued:
          For conversion of preferred stock               --             --           --
          For cash                                        --             --      828,177
          For subscription receivable                     --        (23,458)          --
          In connection with exchange of senior
            convertible notes payable and
            partial interest thereon                      --             --      149,006
          For payment of interest on senior
                  convertible notes payable               --             --      194,520
          For conversion of notes and interest
            payable to officers, directors and
            affiliates                                    --             --      568,667
          For conversion of other  notes payable          --             --       60,000
          For services                              (156,152)            --      121,697
          For payment of deferred salaries                --             --      143,341
          For exercise of options                         --             --        4,900
     Class E warrants issued for cash                     --             --        8,799
     Warrants issued for services                         --             --       30,000
     Deferred costs recognized                        86,752             --       86,752
     From warrant exercise price reduction                --             --       41,565
     From E warrant exchange                              --             --      121,368
     Net loss                                             --             --   (2,221,742)
                                                -------------   ------------  -----------
Balance at September 30, 1999                        (69,400)       (23,458)  (1,201,798)
                                                -------------   ------------  -----------
                                                -------------   ------------  -----------

         The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    Years ended September 30,
                                                                             --------------------------------------
                                                                                     1998               1999
                                                                             -------------------  -----------------
Cash flows from operating activities:

     Net loss                                                                   ($2,392,225)        ($2,221,742)
     Adjustments to reconcile net loss to net
         cash flows used in operating activities:
               Depreciation                                                          57,659              41,497
               Amortization of patent and technology costs                          238,243             124,353
               Amortization of financing costs                                       84,477              65,071
               Common stock issued for services                                     121,512             282,538
               Exchange of warrants and changes in exercise
                    price of warrants                                                    --             162,934
               Common stock issued for interest expense                                  --              21,001
               Gain on sale of fixed assets                                          (1,791)               (750)
               Provision for loss on accounts receivable                             50,542              56,516
               Write down of obsolete inventory                                     193,725             145,025
               Changes in current assets and liabilities:
                 Increase in accounts receivable                                   (218,897)           (271,616)
                 (Increase) Decrease in inventories                                 121,459            (158,455)
                 (Increase) Decrease in prepaid expenses and
                   other current assets                                             (29,320)             37,053
                 Increase (decrease) in accounts payable                            300,695            (123,258)
                 Increase in accrued expenses                                       382,168              90,818
                 Increase in interest payable                                        32,287             185,026
                                                                             -------------------  -----------------
               Net cash used in operating activities                             (1,059,466)         (1,563,989)
                                                                             -------------------  -----------------


Cash flows from investing activities:

     Sale of equipment                                                               10,125                 750
     Payments for patents                                                           (33,362)            (23,730)
                                                                             -------------------  -----------------
               Net cash used in investing activities                                (23,237)            (22,980)
                                                                             -------------------  -----------------

         The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years ended September 30,
                                                                             --------------------------------------
                                                                                     1998               1999
                                                                             -------------------  -----------------
Cash flows from financing activities:

     Net proceeds from bank loan                                                    $32,452            $389,497
     Proceeds from notes payable, officers, directors and affiliates                808,000             215,000
     Proceeds from other notes payable                                               60,000                  --
     Proceeds from issuance of common stock and warrants                                 --           1,074,649
     Payment of financing costs                                                    (147,970)           (119,716)
     Payments on note payable to bank and others                                     (7,013)             (7,808)
     Payments of merger costs                                                            --             (39,147)
     Proceeds from the exercise of options                                            1,100               4,900
                                                                             -------------------  -----------------
               Net cash provided by financing activities                            746,569           1,517,375
                                                                             -------------------  -----------------
Net decrease in cash                                                               (336,134)            (69,594)
Cash at beginning of period                                                         427,488              91,354
                                                                             -------------------  -----------------
Cash at end of period                                                               $91,354             $21,760
                                                                             -------------------  -----------------
                                                                             -------------------  -----------------


                       Supplemental Cash Flow Information

Noncash investing and financing activities:

     Senior convertible notes payable converted to common stock                     $50,000           $      --
     Exchange of senior convertible notes payable due
               February 15, 1999 for notes due February 15, 2002                         --           1,600,000
     Senior convertible note interest paid with common stock                             --             194,520
     Notes and interest payable to officers, directors and
              affiliates converted to common stock and warrants                          --             568,667
     Notes payable to others converted to common stock
               and warrants                                                              --              60,000
     Payment of financing costs with common stock and warrants                           --             178,005
     Payment of other liabilities with common stock and warrants                         --              99,253
     Issuance of senior convertible notes in payment of accrued interest                 --              21,000
     Unamortized deferred financing costs associated with senior
               convertible notes payable converted to common stock                   $2,997           $      --
                                                                             -------------------  -----------------
                                                                             -------------------  -----------------

Interest paid                                                                      $158,085             $75,596
                                                                             -------------------  -----------------
                                                                             -------------------  -----------------

         The accompanying notes and independent auditor's reports should be read in conjunction with the consolidated financial statements.

                        FIBERCHEM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           September 30, 1998 and 1999
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1)      NATURE OF BUSINESS AND LIQUIDITY

         FiberChem, Inc. and its subsidiaries (collectively the "Company" or "FCI") develops, produces, markets and licenses fiber optic chemical sensors
(FOCS) for environmental monitoring in the air, water and soil. The Company's primary markets and potential customers are the petroleum production, refinery and distribution chains. Other important markets and customers include remediation companies, environmental consultants, shipping ports, airports and military bases. The Company markets its products world-wide using strategic alliances, distribution agreements and direct sales activities.

         The Company's consolidated financial statements for the years ended September 30, 1998 and 1999 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred net losses of $2,392,225 and $2,221,742 for the years ended September 30, 1998 and 1999, respectively, and as of September 30, 1999 had an accumulated deficit of $34,210,476 and a stockholders' deficiency of $1,201,798.

         Management recognizes that the Company must generate additional revenues or reductions in operating costs and may need additional financing to enable it to continue its operations. On December 6, 1999, the Company entered into an agreement providing for the combination of its business with that of Intrex Data Communications Corp. (See Note 12.) The Company is pursuing several potential sources for $5,000,000 in new financing associated with the business combination. However, no assurance can be given that this or any additional financing can be obtained on terms satisfactory to the Company, nor that forecasted sales will be realized to achieve profitable operations.

(2)      SIGNIFICANT ACCOUNTING POLICIES

         (a)      PRINCIPLES OF CONSOLIDATION

                  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company accounts and transactions have been eliminated.

         (b)      INVENTORIES

                  Inventories are stated at the lower of cost (first-in, first-out) or market.

         (c)      EQUIPMENT

                  Equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally five years.

         (d)      TECHNOLOGY COSTS

                  Technology costs represent values assigned to proven technologies acquired for cash and in exchange for issuance of common stock (Note 4). Patents on certain technologies are pending. Proven technologies are amortized using the straight-line method over an eight year period.

         (e)      PATENT COSTS

                  Costs incurred in acquiring and filing patents are capitalized and amortized using the straight-line method over the shorter of economic or legal life. All existing patents are

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                  being amortized over four years. In 1998 the Company reassessed the expected economic life of new patents and changed the period of amortization from 8 years to 4 years due to the shorter expected economic life of such patents in the current technological environment. The Company incurred approximately $88,000 of additional amortization expense for the year ended September 30, 1998 for this change in estimate.

         (f)      REVENUE RECOGNITION

                  The Company recognizes revenue from product sales when title passes, which is upon shipment of product to the customer. There is generally no right of return except for normal warranties. Additionally, the Company performs research and testing services for others under short-term contracts. Revenue on these contracts is recorded when services are performed.

         (g)      WARRANTY

                  The Company warrants its products for a period of one year from the date of delivery, provided the products are used under normal operating conditions. The Company accrues a reserve based on estimated future costs for product warranty, which is charged to cost of sales at the time of sale.

         (h)      RESEARCH AND DEVELOPMENT

                  Research and development costs are expensed as incurred.

         (i)      PER SHARE DATA

                  In 1998 the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share. Shares issuable on the exercise of stock options and warrants have been excluded because of their anti-dilutive effect on loss per share. Net loss per common share is computed using the weighted-average number of shares outstanding.

         (j)      INCOME TAXES

                  The Company utilizes Statement of Financial Standards No. 109, ACCOUNTING FOR INCOME TAXES ("Statement 109"). Under this asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (k)      STOCK-BASED EMPLOYEE COMPENSATION AWARDS

                  In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to apply APB Opinion 25 and related interpretations in accounting for its stock options issued to employees and, accordingly, does not recognize additional compensation cost as required by SFAS No.
                  123. The Company has, however, provided the pro forma disclosures as if the Company had adopted the cost recognition requirements (see Note 7).

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

          (l)     ESTIMATES

                  Preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Examples include provision for bad debts; inventory obsolescence; and the useful lives of patents, technologies and equipment. Actual results may differ from these estimates.

         (m) Certain reclassifications have been made in the 1998 presentation to conform to the 1999 presentation.

         (n)      Recent accounting pronouncements.

                  During Fiscal 1999 the Company adopted Statement of Financial Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes new standards for reporting and displaying comprehensive income and its components. The adoption of SFAS 130 had no impact on the Company's consolidated financial position, results of operations or cash flows.

                  Also during Fiscal 1999, the Company adopted Statement of Financial Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"), which requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The adoption of SFAS 131 had no impact on the Company's consolidated financial position, results of operations or cash flows.

                  In March 1998 the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides guidance on the accounting for costs of computer software used internally, including identifying the characteristics of internal-use software and providing examples to assist in determining when computer software is for internal use. The Company is required to adopt this Statement in Fiscal 2000. The adoption of SOP 98-1 is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

                  In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred and that all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. The Company is required to implement SOP 98- 5 in Fiscal 2000. The Company expects that the adoption of SOP 98-5 will not have a material impact on its financial position, results of operations or cash flows.

                  In June 1998 the Financial Accounting Standards Board issued Statement of Financial Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company is required to implement SFAS 133 in Fiscal 2001. Adoption of SFAS 133 is expected to have no impact on the Company's consolidated financial position, results of operations or cash flows.

(3)      Inventories

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

         Inventories consist of:

                                                                              September 30,
                                                                              -------------
                                                                            1998          1999
                                                                            ----          ----
             Raw materials                                                $446,284      $362,536
             Work in process                                                 8,271         4,869
             Finished goods                                                978,928     1,201,035
                                                                           -------     ---------

                       Subtotal                                          1,433,483     1,568,440
             Valuation and obsolescence reserves, primarily
                       against finished goods                            (185,476)     (307,003)
                                                                         ---------     ---------
             Net inventories                                            $1,248,007    $1,261,437
                                                                        ----------    ----------
                                                                        ----------    ----------

 (4)     TECHNOLOGY COSTS

         Technology costs include proven technologies acquired by the Company to be utilized for various environmental and medical purposes. These technologies include FOCS(R) which are capable of detecting and monitoring various chemical conditions to be used in environmental, medical and process control applications.

 (5)     PATENT COSTS

         Patent costs include costs incurred in acquiring, filing and prosecuting patents and patent applications. The Company's policy in general is to apply for patents in major European and Asian countries as well as in the United States.

(6)      NOTES PAYABLE

         On February 15, 1996, the Company completed an offering under Regulation S, promulgated under the Securities Act of 1933, as amended (the "Offering"), of 8% Senior Convertible Notes due February 15, 1999 (the "Notes"), for $2,825,000. Interest on the Notes is to be paid semi-annually, commencing August 15, 1996, at a rate of 8% per annum. The Notes are convertible into shares of Common Stock of the Company at a conversion price (the "Conversion Price") of, initially, $0.80 per share at any time after March 26, 1996 and before the close of business on February 14, 1999. The Conversion Price was adjusted, in accordance with the original note agreement, to $0.4078, a price representing a 10% discount from the average closing bid price of the Common Stock for the 30 business days prior to February 15, 1997. During Fiscal 1998, the Company received an unsolicited offer to convert $25,000 of the Notes at a conversion price of $0.21 per share, and another offer to convert $25,000 of the Notes at a conversion price of $0.20 per share, which were approximately the then current market values of the Common Stock. Accordingly, the Company issued 244,047 shares for the conversions. All other Note holders were offered the same temporary conversion price. As of February 15, 1999, an aggregate face amount of $1,225,000 of the Notes had been converted to Common Stock resulting in the issuance of 1,742,851 shares of Common Stock.

         On February 2, 1999, the Company offered to exchange the Notes at their maturity on February 15, 1999 for new Notes (the "New Notes") with a conversion price of $0.23, which was established by using the ten-day average closing price of the Common Stock prior to February 15, 1999. The New Notes provide for semi-annual interest payments at 8% per annum in cash or at 12% per annum in stock (at the Company's option) and are due February 15, 2002. The Company may require conversion if the closing bid price of the Common Stock exceeds 200% of the conversion price for 20 consecutive trading days. In

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

all other material respects, the New Notes have terms similar to those of the old Notes. In order to encourage exchange of the Notes for New Notes, the Company offered a bonus, payable in Common Stock valued at approximately current market, of 8% of the face amount of Notes exchanged for New Notes. The Company offered an additional Common Stock bonus equal to 4% of the face amount of notes exchanged if the holder agreed to accept additional New Notes in payment of the semi-annual interest payment due February 15, 1999. All of the $1,600,000 principal amount of old Notes were exchanged for New Notes, and an additional $21,000 of New Notes were issued as payment of interest due on $525,000 of old Notes. An aggregate of 556,544 shares of Common Stock (valued at $0.23 per share, or a total of $128,005) were issued as the exchange bonus. The exchange bonus of $128,005 and legal and other associated costs of $30,011 are being amortized to interest expense over the three-year term of the New Notes. An aggregate of 91,308 shares of Common Stock (valued at $0.23 per share, or a total of $21,001) was issued as the interest bonus, and charged to interest expense during Fiscal 1999.

         During August 1999, the Company exercised its option to pay interest on the New Notes in shares of Common Stock. In accordance with the provisions of the New Notes, 1,296,800 shares of Common Stock were issued, valued at $194,520 ($0.15 per share), representing interest at 12% per annum for the period February 16, 1999 through February 15, 2000.

         The Company paid fees and expenses associated with the offering amounting to $428,204, which has been amortized as interest expense over the three-year term of the Notes or until conversion, if earlier, when the proportionate unamortized amount is charged to additional paid in capital. As of February 15, 1999 approximately $163,278 of unamortized deferred financing cost had been recorded as a reduction in additional paid-in capital associated with the $1,225,000 of the Notes converted to Common Stock. Also in connection with the Offering, the Company issued to the Placement Agent for the Offering, for nominal consideration, warrants to purchase up to 353,125 shares of Common Stock, at an exercise price of $0.80 per share (the "Exercise Price"), which had been adjusted to $0.4078 per share in accordance with the original Placement Agent Agreement and has been further adjusted to $0.23 per share (See Note 7). Also in accordance with the terms of the warrants, the number of shares exercisable has been adjusted, based on the adjusted Exercise Price, to 692,742 shares of Common Stock. These warrants are exercisable at any time on or after August 15, 1996 through February 14, 2001 and contain certain piggyback registration rights.

         On July 7, 1998, the Company arranged a line of credit with Silicon Valley Bank. The agreement provides for maximum loans of $1 million, and is secured by accounts receivable, inventories, equipment and intellectual property. The agreement provides for advances against specific sales invoices at an annualized interest rate of approximately 19.75%. During Fiscal 1998, the Company borrowed approximately $413,000 against the line of credit and repaid approximately $381,000. During Fiscal 1999, the Company borrowed approximately $912,000 against the line of credit and repaid approximately $522,000. As of September 30, 1999, the Company owed $421,949 against the line of credit.

         On October 2, 1997, the Company entered into an agreement with entrenet Group, LLC ("entrenet") for advice and assistance in developing and executing business plans, financing strategies and business partnerships, acquisitions and mergers. As amended in July, 1998, the agreement provides that for its services, entrenet will receive a cash fee of $40,000 in eight installments of $5,000 each (as defined in the agreement); $60,000 in the form of a 10% convertible note, payable on the earlier of (a) a financial transaction (as defined in the agreement) or (b) two years; 5% of the value of any financial transaction (as defined in the agreement); and 5% of any financing provided by or introduced directly by entrenet. In conjunction with the Rights Offering (See Note 7) concluded on December 22, 1998, the principal, accrued interest and unpaid fees were converted to 400,000 shares of Common Stock and 400,000 Class E Common Stock Purchase Warrants.

         In March and August 1998, the Company obtained loans aggregating $433,000 from Privatbank Vermag AG, a private investment bank with which a director of the Company is associated. These loans

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(the "Bridge Loans") were provided as interim financing until the Company completed its Rights Offering (See Capital Stock below). The Bridge Loans bear interest at approximately 8.5% per annum. In addition, the Company agreed to issue to Privatbank, as additional consideration, 130,000 Units (consisting of 130,000 shares of Common Stock and Class E Warrants to purchase 130,000 shares of Common Stock). The Units were issued in October 1998 as part of the Rights Offering. Also, $50,000 of the Bridge Loans and $1,920 in accrued interest were converted to Common Stock and Warrants as part of the Rights Offering. The remaining $383,000 of Bridge Loans were due on July 15, 1999, when principal of $133,000 and accrued interest of $14,680 were converted to 1,136,000 shares of Common Stock. The due date of the remaining $250,000 principal amount was extended to October 15, 1999 and subsequently to January 15, 2000.

         During Fiscal 1998, directors and officers of the Company advanced an aggregate of $375,000 to the Company. These advances bear interest at the rate of 8% per annum and are due at various dates between December 14, 2002 and February 4, 2003 unless converted into Common Stock prior to maturity. An aggregate of $325,000 of these advances and $20,329 in accrued interest was converted to Common Stock and Warrants in conjunction with the Rights Offering. During June 1999, an officer advanced an additional $50,000 due in June 2002 with interest of 9% per annum. During July and August 1999 officers and directors advanced an additional $125,000 in exchange for three year 9% notes convertible into common stock at $0.13 per share, the then market value of the Common Stock. During September 1999, an officer advanced an additional $40,000 in exchange for a three year 9% note convertible into Common Stock at $0.11 per share, the then market value of the Common Stock.

         The maturities of the notes and bank loans payable are as follows:

                               Fiscal 2000          $671,949
                               Fiscal 2001               ---
                               Fiscal 2002         1,836,000
                               Fiscal 2003            50,000
                                                  ----------
                                                  $2,557,949
                                                  ----------
                                                  ----------

Related party interest expense incurred during the years ended September 30, 1998 and 1999 amounted to $39,235 and $56,111, respectively.


(7)      STOCKHOLDERS' EQUITY

         On October 23, 1998, the Company granted, for no consideration to holders of its Common Stock, Preferred Stock and warrants, transferable rights (the "Rights") to subscribe for units (the "Units") at a subscription price of $0.22 per Unit. Each Unit consists of one share of Common Stock and one redeemable Class E Warrant exercisable for one share of Common Stock at an exercise price for one year (through October 23, 1999) of $0.25 per share; then through October 23, 2000 at $0.35; then through October 23, 2001 at $0.50 per share; then through October 23, 2002 at $0.70 per share; then through October 23, 2003 (at which time the Class E Warrants expire) at $0.90 per share. Each holder of record as of October 16, 1998, of Common Stock and Warrants received one Right for every four shares of Common Stock or Warrants held, and each holder of Preferred Stock received 2.5 Rights for each share of Preferred Stock held. An aggregate of 8,976,962 Rights were issued. An aggregate of 7,678,679 Rights were exercised as of the close of the offering on December 22, 1998, resulting in gross proceeds to the Company of $1,689,309 and the issuance of 7,678,679 shares of Common Stock and a like number of Class E Warrants.

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

         Of the total 7,678,679 Rights exercised, 4,195,209 were exercised for cash of $922,946; 1,805,677 were exercised in exchange for the payment of advances (and accrued interest thereon) from officers, directors and affiliates aggregating $397,249; 272,727 were exercised in payment of a $60,000 note payable to others; 489,347 were exercised in payment of $107,656 of deferred salaries due to members of management of the Company; and 915,719 were exercised in payment for legal, consulting and other services totalling $201,458.

         The Company incurred $286,474 in legal, accounting, distribution and other costs associated with the Rights Offering, resulting in net proceeds of $1,402,835.

         During Fiscal 1999, directors and officers of the Company purchased an aggregate of 1,087,500 restricted shares of Common Stock for $141,703 in cash. The Company also issued 274,500 restricted shares of Common Stock to members of management of the Company in return for the cancellation of deferred salaries aggregating $35,685, net of taxes of $23,065.

         During Fiscal 1993 and Fiscal 1994, the Company conducted a private placement of convertible preferred stock ("Convertible Preferred Stock"). Each share of the Convertible Preferred Stock is convertible into ten shares of FCI Common Stock, initially at $1.50 per share. The conversion ratio is subject to customary anti-dilution provisions. Dividends are cumulative and are payable annually, at the sole discretion of the holders, in cash (11%) or additional shares of Convertible Preferred Stock (8% of the number of shares owned at date of declaration). The Convertible Preferred Stock entitles the holder to a liquidation preference of $15 per share upon liquidation, dissolution or winding up of the Company. The Convertible Preferred Stock is redeemable by the Company when and if the closing bid price of FCI's Common Stock is at least 200% of the conversion price for twenty consecutive trading days. Upon redemption, the Company would issue ten shares of its Common Stock for each share of Convertible Preferred Stock. During Fiscal 1999, 11,150 shares of Convertible Preferred Stock were converted to 111,500 shares of Common Stock. As of September 30, 1999, the Company had 207,848 shares of Convertible Preferred Stock outstanding. On September 12, 1997, the Board of Directors determined that, in view of the recent trading price of the Company's Common Stock and in view of the Company's current cash position, it would not be appropriate to declare the annual dividend payable on the Convertible Preferred Stock on November 1, 1997. Likewise, in September 1998 and September 1999, the Board of Directors determined not to declare the annual dividend payable on November 1, 1998 and 1999, respectively. As a result, the undeclared dividends, aggregating $1,028,848 (if elected entirely in cash, or 53,981 additional shares of Convertible Preferred Stock if elected wholly in additional shares), will accumulate in accordance with the terms of the Convertible Preferred Stock. Had the Company declared a preferred stock dividend, net loss per common share in Fiscal 1999 would be as follows:

                 Net loss                                            $(2,221,742)
                 Preferred stock dividend                             (1,028,848)
                                                                   ---------------
                 Net loss available to common stockholders           $(3,250,590)
                                                                   ---------------
                                                                   ---------------
                 Shares of common stock used in computing loss
                 per common share                                      34,113,758
                                                                   ---------------
                                                                   ---------------
                 Net loss per common share                                ($0.10)
                                                                   ---------------
                                                                   ---------------


         On May 31, 1996 the Company completed an offering under Regulation S, of 3,333,333 Units, at a price of $0.90 per Unit for total gross proceeds of $3,000,000 before costs and expenses of the offering. The Company paid fees and expenses associated with the Unit offering amounting to $345,683. Each Unit consisted of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Unit Warrants") the shares and warrants being immediately separable. The Unit Warrants are each exercisable at $1.00 at any time from May 31, 1996 through May 30, 2001. On April 23, 1999, as an inducement to encourage exercise of warrants, the Company offered to exchange Unit Warrants for Class E

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Warrants on a one-for-one basis. As of September 30, 1999, 1,696,333 Unit Warrants had been exchanged for E Warrants, resulting in a charge to income of $118,743, reflecting the higher valuation of the E Warrants over the Unit Warrants of $0.07 per warrant. The respective values of Unit Warrants and E Warrants were determined using Black-Scholes estimates of market values. In connection with the 1996 Unit offering, the Company issued to the Placement Agent for the offering, for nominal consideration, warrants to purchase up to 333,333 shares of Common Stock ("the Placement Agent Warrants"), at an exercise price of $0.90 per share which has been adjusted to $0.2343 per share in accordance with the Placement Agent Agreement, and the number of shares issuable upon exercise has been adjusted to 1,280,411. These Placement Agent Warrants are exercisable at any time from November 30, 1996 through May 30, 2001.

         In May 1999 the Company issued 300,000 Class E Warrants for cash of $10,000 and issued 999,000 shares of Common Stock, valued at $0.15 per share, and warrants to purchase 600,000 shares of Common Stock in exchange for investor relations and other services through January 2000. These warrants are exercisable for 3 years at exercise prices of $0.18 per share for 200,000 shares, $0.50 for 200,000 shares and $1.00 for 200,000 shares. The Common Stock and warrants were valued at a total of $203,850, which is being amortized to expense monthly over the nine months of the agreement for services.

         In March 1994, the Company's Board of Directors adopted a 1994 Employee Stock Option Plan ("1994 Plan"), approved by stockholders at the May 23, 1994 Annual Stockholders Meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1999, the Company has issued 984,885 stock options, net of forfeitures and regrants, (with initial exercise prices ranging from $1.00 per share to $2.125 per share and current exercise prices of $1.00 per share) under the 1994 Plan to employees of the Company's wholly-owned subsidiary, FCI Environmental, Inc. ("Environmental"). During Fiscal 1998 and Fiscal 1999, 934,385 options expired unexercised and at September 30, 1999 an aggregate of 50,500 options remain exercisable under the 1994 Plan.

         In April 1995, the Company's Board of Directors adopted a 1995 Employee Stock Option Plan ("1995 Plan"), approved by the stockholders at the May 8, 1995 Annual Stockholders Meeting, covering an aggregate of 1,000,000 shares of FCI Common Stock. As of September 30, 1999, the Company has issued 948,047 stock options, net of forfeitures, (with initial and current exercise prices ranging from $0.93 per share to $1.38 per share) under the 1995 Plan to employees of Environmental and Directors of the Company. During the year ended September 30, 1999, 100,000 options expired unexercised. An aggregate of 660,442 options remain exercisable under the 1995 Plan.

         In January 1997 the Company's Board of Directors adopted a 1997 Employee Stock Option Plan ("1997 Plan"), approved by the stockholders at the June 23, 1997 Annual Stockholders Meeting, covering an aggregate of 1,500,000 shares of Common Stock and restricting the granting of options to purchase approximately 675,000 shares of Common Stock authorized under previous stock option plans. As of September 30, 1999 the Company has issued options to purchase 1,441,000 shares of Common Stock at prices ranging from $0.15 to $0.25 under the 1997 Plan to employees and consultants of Environmental and Directors of the Company. An aggregate of 1,403,000 options remain exercisable under the 1997 Plan.

         In May 1999, the Company's Board of Directors adopted a 1999 Employee Stock Option Plan ("1999 Plan"), which is to be submitted for approval by the stockholders at the next Annual Stockholders Meeting, covering an aggregate of 5,000,000 shares of Common Stock. As of September 30, 1999, the Company has issued restricted options to purchase 1,610,000 shares of Common Stock at an exercise price of $0.125 under the 1999 Plan to employees of Environmental and Directors of the Company. An aggregate of 1,610,000 options remain exercisable under the 1999 Plan.

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

         Effective October 1, 1996, cash compensation to directors was eliminated and replaced by the granting of stock options for service as a director and for service on standing committees. During Fiscal 1998, the Company granted to its four non-management directors options to purchase an aggregate of 150,000 shares of Common Stock at $0.15 per share, which was the fair market value of the Common Stock as of the date of the grants. During Fiscal 1999, the Company granted to its four non-management directors options to purchase an aggregate of 250,000 shares of Common Stock at $0.125 per share, which was the fair market value of the Common Stock on the date of the grants.

         The Company has granted options under qualified stock option plans as well as other option plans to employees, directors, officers, consultants and other persons associated with the Company who are not employees of, but are involved in the continuing development of the Company. A summary of the status of the Company's stock option plans as of September 30, 1998 and 1999 and changes during those years are as follows:

                                               1998                               1999
                                   ------------------------------     ------------------------------
                                                     Weighted                            Weighted
                                                     Average                             Average
Fixed Options                      Options           Exercise           Options          Exercise
                                                     Price                                Price
------------------------------     --------------    ------------     -------------    -------------
Outstanding  at  beginning
of year                                2,096,556           $0.76         2,443,649           $0.470
Granted during year                      991,000             .15         1,610,000            0.125
Exercised                                (5,000)             .22          (28,000)            0.175
Forfeited                              (638,907)            1.01         (301,707)            1.120
                                   --------------    ------------     -------------    -------------
Outstanding at end of year
                                       2,443,649           $0.47         3,723,942            $0.27
                                       =========                         =========


         The following table summarizes information about stock options outstanding and exercisable at September 30, 1998 and 1999.

                                                                           Weighted Average           Weighted
                    Range of Exercise         Number Outstanding              Remaining               Average
  September 30           Prices                and Exercisable             Contractual Life         Exercise Price
------------------ --------------------    -------------------------    ---------------------     -----------------
      1998             $0.15-1.25                 2,443,649                  7.15 years                $0.47
      1999             $0.125-1.00                3,723,942                  8.22 years                $0.27

         If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No.123, net loss and loss per share would have been adjusted to the pro forma amounts indicated in the table below:

                                           As Reported                              Pro Forma
                               ------------------------------------     ----------------------------------
                                     1998                1999                1998               1999
                               -----------------    ---------------     ---------------    ---------------

       Net Loss                  $(2,392,225)        $(2,221,742)        $(2,530,965)       $(2,427,706)

       Loss per share              $(0.09)             $(0.07)             $(0.10)            $(0.07)

         No tax effect was applied in computing loss per share under SFAS No.
123. The Company's assumptions used to calculate the fair values of options issued were (i) risk-free interest rate of 6.0%, (ii) expected life of five years, (iii) expected volatility of 172%, and (iv) expected dividends of zero.

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(8)      COMMITMENTS AND CONTINGENCIES

         The Company entered into an agreement to lease office space for a five-year period beginning in January 1990, which expired in January 1995. The Company and the lessor have agreed to a month-to-month lease which is terminable by either party upon 30 days notice. Monthly payments under the lease were originally $8,807 and escalated approximately $1,300 every twelve months. Current base monthly payments under the month-to-month lease are $12,786. Rent expense during Fiscal 1998 and 1999 was $170,869 and $172,015, respectively. The Company is pursuing alternatives, including a renewal of the month-to-month lease at approximately the current base monthly rental charge.

         The Company has implemented an Internal Revenue Code Section 401(k) Profit Sharing Plan (the "Plan"). The Plan provides for voluntary contributions by employees into the Plan subject to the limitations imposed by Internal Revenue Code Section 401(k). The Company will match employee contributions at a rate of 50% of the employee's contribution up to a maximum of 2% of the employee's compensation. The Company matching funds are determined at the discretion of management and are subject to a five-year vesting schedule from the date of original employment. The Company's 401(k) matching expense for the years ended September 30, 1998 and 1999 totaled $15,888 and $15,325, respectively.

         The Company is involved in litigation incidental to its business. In the opinion of the Company's management, the expected outcome of such litigation will not have a material effect on the financial position of the Company.

(9)      INCOME TAXES

         Income tax benefit attributable to losses from continuing operations for the year ended September 30, 1998 and 1999 differed from the amount computed by applying the federal income tax rate of 34% to pretax loss from operations as a result of the following:

                                                                                     1998               1999
                                                                                     ----               ----
Computed "expected" tax benefit                                                $(813,000)         $(755,000)
Reduction in income tax benefit resulting from:
     Non-deductible expenses                                                       66,000            147,000
     Increase in valuation allowance                                              747,000            608,000
                                                                                  -------            -------
Net tax benefit                                                                   $   ---            $   ---
                                                                                  =======            =======

         Components of the net deferred tax asset as of September 30, 1998 and 1999 are as follows:

                                                              1998               Change                 1999
                                                              ----               ------                 ----
Deferred tax asset                                       9,667,000              608,000           10,275,000
Less valuation allowance                               (9,689,000)            (608,000)         (10,297,000)
                                                       -----------            ---------         ------------

Total net deferred tax asset                              (22,000)                                  (22,000)
Deferred tax liability                                      22,000                                    22,000
                                                            ------                                    ------

Net deferred tax asset                                    $    ---             $    ---             $    ---
                                                          ========             ========             ========

         The deferred tax asset is comprised primarily of the tax effects of the net operating loss carryforwards, reserve for inventory obsolescence and allowance for doubtful accounts recorded for financial reporting purposes. The deferred tax liability primarily represents the tax effect of the difference between depreciation recorded for financial statement and income tax reporting purposes.

         The Company has recorded a valuation allowance in accordance with the provisions of Statement 109 to reflect the estimated amount of deferred tax assets which may not be realized. In assessing the

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

realizability of deferred tax assets, Management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

         At September 30, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $29,821,000 which are available to offset future taxable income, if any, through 2019. The following table summarizes the dates of generation and expiration of the Company's federal net operating loss carryforward:

    ------------------------------------------------------------------------------------------------
      Year Ended                             NOL            NOL                      Expiration
      September 30,                    Generated       Utilized         Carryover    September 30,
    ------------------------------------------------------------------------------------------------
                  1987                   128,307      (128,307)                 0
                  1988                   445,230      (180,406)           264,824               2003
                  1989                 (308,713)        308,713                 0
                  1990                 1,769,184                        1,769,184               2005
                  1991                 2,678,702                        2,678,702               2006
                  1992                 2,396,528                        2,396,528               2007
                  1993                 4,140,886                        4,140,886               2008
                  1994                 5,784,715                        5,784,715               2009
                  1995                 2,368,650                        2,368,650               2010
                  1996                 2,559,055                        2,559,055               2011
                  1997                 3,253,739                        3,253,739               2012
                  1998                 2,484,229                        2,484,229               2013
                  1999                 2,120,000                        2,120,000               2019
                                       ---------                        ---------


                 Total                29,820,512              0        29,820,512
    ------------------------------------------------------------------------------------------------


However, the use of carryforwards to offset future taxable income is dependent upon having taxable income in the legal entity originally incurring the loss and will be further limited in each year to an amount equal to the Federal long-term tax exempt interest rate times the entity's market value at the time a significant change in ownership occurred. The Company cannot determine the effect of these limitations.

 (10)    FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair value of financial instruments is made in accordance with Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the net assets of the Company.

         The carrying amounts at September 30, 1999 for cash, receivables, accounts payable and accrued liabilities approximate their fair values due to the short maturity of these instruments. In addition the estimated fair value of notes payable approximates the related carrying value at September 30, 1999.

(11)     MAJOR CUSTOMERS

         During Fiscal 1998, the Company had sales to one customer of approximately $387,000 (29% of revenues) and a second customer of approximately $147,000 (11% of revenues). During Fiscal 1999, the Company had sales to the same second customer of approximately $782,000 (40% of revenues) and to a third customer of approximately $218,000. During Fiscal 1998 and Fiscal 1999, approximately 80% of revenues were from customers in the United States. Revenues from the Company's distributor in the

                        FIBERCHEM, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Republic of China (Taiwan) were approximately 7% and 5% of total revenues in Fiscal 1998 and Fiscal 1999, respectively. Other sources of revenue during Fiscal 1998 included customers and distributors in the Netherlands (4%), the United Kingdom (3%), Canada, Mexico, Japan and others. During Fiscal 1999 other sources of revenues included customers and distributors in Germany (5%), Canada (3%), the United Kingdom (2%), Mexico, Japan, the Netherlands and others.

(12)     SUBSEQUENT EVENTS

         On December 6, 1999 the Company and Intrex Data Communications Corp., a British Columbia company ("Intrex") entered into an Arrangement Agreement providing for a business combination of FiberChem and Intrex. The agreement provides that all of Intrex's outstanding common shares will be exchanged for 62,904,152 FiberChem common shares, representing the number of FiberChem common shares and certain equivalents outstanding on November 9, 1999. Accordingly, the shareholders of each company will have an approximately equal interest in the combined enterprise. Upon completion of the transaction, FiberChem is to be renamed DecisionLink, Incorporated and will continue to be traded on the electronic over-the-counter bulletin board.

         The completion of the transaction is subject to the satisfaction or waiver of certain conditions, including, among others: (i) the approval of the arrangement by Intrex common shareholders and the Supreme Court of British Columbia, (ii) the accuracy of representations and warranties and other usual closing conditions and (iii) $5,000,000 in new financing proceeds being available to FiberChem immediately following the combination on terms and conditions satisfactory to FiberChem and Intrex.

         The Arrangement Agreement also provides that certain outstanding Intrex warrants and convertible securities will be exchanged for similar FiberChem securities on the basis of the common share exchange ratio for the transaction. Under the agreement, Intrex shareholders will have the option initially to exchange their Intrex voting common shares for a combination of non-voting Intrex shares and special non-participating voting FiberChem shares (the "deferral shares"). Shareholders who elect to receive deferral shares can at any time elect to exchange them for the number of FiberChem common shares the holder was initially entitled to receive. On or after December 6, 2009, holders of deferral shares can be required to make the exchange.

         Intrex is a private company which provides proprietary Internet and communications technology for communicating data to or from remote or mobile assets on a real-time basis using wireless, satellite and cellular data systems. Data is routed through Intrex's global network which acts as a data gateway and applications service provider allowing customers to monitor and control remote or mobile assets such as gas wells, pipelines, compressors, storage tanks, offshore platforms, or service vehicles directly from a desktop PC.

         Intrex is a licensed reseller of the Orbcomm Global LP low earth orbit or LEO satellite data and messaging communications services. Orbcomm is a partnership owned by Orbital Sciences Corporation and Teleglobe, Inc. of Canada. Intrex also has communications agreements that provide satellite services through Norcom, Inc. as well as digital cellular services.

         FiberChem will continue to pursue its existing aboveground storage tank, offshore and sensor markets and intends, upon completion of the transaction, to incorporate Intrex's technology where appropriate. FiberChem also intends to pursue new business in Intrex markets that can incorporate FiberChem technology.